Exhibit 2.03

AGREEMENT AND PLAN OF MERGER

by and among

IGN Entertainment, Inc.,
as Parent,

IGN Entertainment Acquisition Corp.,
as Merger Subsidiary,

IncFusion Corporation d.b.a. Rotten Tomatoes,
as Company,

The Principal Shareholders of the Company

and

Patrick Lee,
as the Shareholders’ Representative

June 24, 2004

AGREEMENT AND PLAN OF MERGER

INDEX

SECTION 1. THE MERGER, CONVERSION OF SECURITIES AND RELATED MATTERS
1.1.	The Merger
1.2.	Organizational Documents
1.3.	Directors and Officers
1.4.	Capital Stock of Merger Subsidiary
1.5.	Intentionally Omitted
1.6.	Treatment of Dissenting Shares.
1.7.	Conversion of Company Shares.
1.8.	Election as to Payment Options
1.9.	Stock Options.
1.10.	Acceleration.
1.11.	Working Capital Adjustment.
1.12.	Exchange of Certificates.
1.13.	Shareholders’ Representative.
1.14.	Principal Shareholder Consent
1.15.	Further Assurances
1.16.	Transfer Taxes

SECTION 2. REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND SHAREHOLDERS.
2.1.	Making of Representations and Warranties
2.2.	Organization and Qualifications of the Company
2.3.	Capital Stock of the Company; Beneficial Ownership.
2.4.	No Subsidiaries
2.5.	Authority of the Company
2.6.	Non-Contravention; Consents
2.7.	Real and Personal Property.
2.8.	Financial Statements.
2.9.	Taxes.
2.10.	Collectibility of Accounts Receivable
2.11.	Absence of Certain Changes
2.12.	Ordinary Course
2.13.	Banking Relations
2.14.	Intellectual Property.
2.15.	Contracts
2.16.	Litigation
2.17.	Compliance with Laws
2.18.	Insurance
2.19.	Powers of Attorney
2.20.	Finder’s Fee

i

2.21.	Permits; Burdensome Agreements
2.22.	Corporate Records; Copies of Documents
2.23.	Transactions with Interested Persons
2.24.	Employee Benefit Programs.
2.25.	Environmental Matters.
2.26.	List of Directors and Officers
2.27.	Non-Foreign Status
2.28.	Employees; Labor Matters
2.29.	Customers, Distributors and Suppliers
2.30.	Transfer of Shares
2.31.	Stock Repurchase
2.32.	Exclusivity
2.33.	Disclosure

SECTION 3. REPRESENTATIONS AND WARRANTIES OF PRINCIPAL SHAREHOLDERS.
3.1.	Company Shares
3.2.	Authority
3.3.	Non-Contravention; Consents
3.4.	Finder’s Fee
3.5.	Agreements

SECTION 4. COVENANTS OF THE COMPANY AND THE PRINCIPAL SHAREHOLDERS.
4.1.	Making of Covenants and Agreements
4.2.	Notice of Default
4.3.	Non-competition
4.4.	Tax Returns
4.5.	[Intentionally Omitted.]
4.6.	Conduct of the Company
4.7.	Access to Information.
4.8.	No Solicitation; Other Offers.
4.9.	Reasonable Best Efforts
4.10.	Public Announcements
4.11.	401(k) Plan

SECTION 5. REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUBSIDIARY.
5.1.	Making of Representations and Warranties
5.2.	Organization of Parent and Merger Subsidiary
5.3.	Authority of Parent and Merger Subsidiary
5.4.	Non-Contravention; Consents
5.5.	Litigation
5.6.	Finder’s Fee
5.7.	Financial Resources
5.8.	No Implied Representations and Warranties

ii

SECTION 6. COVENANTS OF PARENT AND MERGER SUBSIDIARY.
6.1.	Making of Covenants and Agreement
6.2.	Confidentiality
6.3.	Reasonable Best Efforts
6.4.	Public Announcements
6.5.	401(k) Plan

SECTION 7. CONDITIONS.
7.1.	Conditions to the Obligations of Parent
7.2.	Conditions to Obligations of the Company and the Principal Shareholders

SECTION 8. RIGHTS AND OBLIGATIONS SUBSEQUENT TO CLOSING.
8.1.	Survival of Warranties

SECTION 9. INDEMNIFICATION.
9.1.	Indemnification by the Shareholders and Optionholders
9.2.	Limitations on Indemnification by the Shareholders and Optionholders
9.3.	Indemnification by Parent
9.4.	Limitation on Indemnification by Parent
9.5.	Notice; Defense of Claims
9.6.	Sole Remedy

SECTION 10. TERMINATION
10.1.	Termination of Agreement.
10.2.	Effect of Termination.

SECTION 11. DEFINITIONS
11.1.	Certain Definitions.

SECTION 12. MISCELLANEOUS.
12.1.	Fees and Expenses.
12.2.	Governing Law
12.3.	Notices
12.4.	Entire Agreement
12.5.	Assignability; Binding Effect
12.6.	Specific Performance
12.7.	Captions, Gender and Defined Terms
12.8.	Execution in Counterparts
12.9.	Amendments
12.10.	Consent to Jurisdiction

iii

AGREEMENT AND PLAN OF MERGER

AGREEMENT entered into as of June 24, 2004, by and among IGN Entertainment, Inc., a Delaware corporation (“Parent”), IGN Entertainment Acquisition Corp., a California corporation (“Merger Subsidiary”), IncFusion Corporation d.b.a. Rotten Tomatoes, a California corporation (the “Company”), Patrick Lee, Stephen Wang and Senh Duong (collectively, the “Principal Shareholders” and individually as a “Principal Shareholder”) and Patrick Lee, as the Shareholders’ Representative.

W I T N E S S E T H

WHEREAS, the holders of Company Shares (each, a “Shareholder,” and collectively, the “Shareholders”) own of record and beneficially all of the issued and outstanding capital stock of the Company, consisting of 8,311,432 shares of the Company’s Common Stock and 2,205,240 shares of the Company’s Series A Preferred Stock (such Common Stock and Series A Preferred Stock being collectively referred to herein as the “Company Shares”) and the optionholders of the Company (the “Optionholders”) have the right to purchase 1,298,349 shares of Common Stock (the “Company Options”); and

WHEREAS, this Agreement contemplates a transaction in which Merger Subsidiary will merge with and into the Company and the Shareholders will receive cash in consideration for such merger.

NOW, THEREFORE, in consideration of the foregoing, and of the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

SECTION 1.  THE MERGER, CONVERSION OF SECURITIES AND RELATED MATTERS

1.1.                            The Merger.

(a)                                  Upon and subject to the terms and conditions of this Agreement, at the Effective Time (as defined below), the Merger Subsidiary shall be merged with and into Company (the “Merger”) upon the filing of an Agreement of Merger (the “Agreement of Merger”) with the California Secretary of State in accordance with the terms and conditions of this Agreement and the California Corporations Code (the “California Code”), at which time the separate corporate existence of the Merger Subsidiary shall cease and the Company shall continue in existence as the surviving corporation.  In its capacity as the corporation surviving the Merger, this Agreement sometimes refers to the Company as the “Surviving Corporation”.

(b)                                 On the Closing Date, the Company and Merger Subsidiary will file the Agreement of Merger and make all other filings or recordings required by the California Code in connection with the Merger.  The Merger shall become effective at the time when the Agreement of Merger is duly filed with and accepted by the California Secretary of State, or at such later time as is agreed upon by the parties and specified in the Agreement of Merger (such time as the Merger becomes effective is referred to herein as the “Effective Time”).

(c)                                  From and after the Effective Time, the Merger shall have the effect set forth in Section 1107 of the California Code.

(d)                                 The closing of the Merger (the “Closing”) shall be held at the offices of Parent at 8000 Marina Boulevard, 2nd Floor, Brisbane, California 94005 on July 7, 2004 (the “Closing Date”) or at such other place or an earlier or later date or time as may be mutually agreed upon by the parties.

1.2.                            Organizational Documents.  The Agreement of Merger shall provide that at the Effective Time (i) Merger Subsidiary’s articles of incorporation in effect immediately prior to the Effective Time shall be the Surviving Corporation’s articles of incorporation; provided that Article I of the articles of incorporation shall be amended as of the Effective Time to read as follows:  “The name of the corporation is ‘IncFusion Corporation’” and (ii) Merger Subsidiary’s bylaws in effect immediately prior to the Effective Time shall be the Surviving Corporation’s bylaws, except that the name of the corporation set forth therein shall be changed to IncFusion Corporation, in each case until amended in accordance with applicable law.

1.3.                            Directors and Officers.  From and after the Effective Time (until successors are duly elected or appointed and qualified), Merger Subsidiary’s officers and directors immediately prior to the Effective Time shall be the Surviving Corporation’s officers and directors.

1.4.                            Capital Stock of Merger Subsidiary.  As of the Effective Time, each share of common stock of Merger Subsidiary (a “Merger Subsidiary Share”) outstanding immediately prior to the Effective Time shall remain outstanding and continue to represent one fully paid and non-assessable share of the Surviving Corporation.

1.5.                            Intentionally Omitted.

1.6.                            Treatment of Dissenting Shares.

(a)                                  For purposes of this Agreement, “Dissenting Shares” means Company Shares held as of the Effective Time by a Shareholder who has not voted such Company Shares in favor of the approval and adoption of this Agreement and the Transactions (as defined herein) and with respect to which appraisal shall have been duly demanded and perfected in accordance with applicable law and not effectively withdrawn or forfeited prior to the Effective Time.  Dissenting Shares shall not be converted into or represent the right to receive the Merger Consideration, unless such Shareholder shall have forfeited his, her or its right to appraisal under applicable law or properly withdrawn, his, her or its demand for appraisal.  If such dissenting Shareholder has so forfeited or withdrawn his, her or its right to appraisal of Dissenting Shares, then as of the occurrence of such event, such Shareholder’s Dissenting Shares shall cease to be Dissenting Shares and shall be converted into and represent the right to receive the Merger Consideration in respect of such Company Shares pursuant to Sections 1.7 and 1.8.

(b)                                 The Company shall give Parent (i) prompt notice of any written demands for appraisal of any Company Shares, withdrawals of such demands, and any other instruments that relate to such demands received by the Company and (ii) the opportunity, prior to the Effective Time, to participate at its own expense, and after the Effective Time, direct all negotiations and proceedings with respect to demands for appraisal under applicable law.  The

Company shall not, except with the prior written consent of Parent (which consent will not be unreasonably withheld), make any payment with respect to any demands for appraisal of the Company Shares or offer to settle or settle any such demands.

1.7.                            Conversion of Company Shares.  As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any Company Shares or Merger Subsidiary Shares, subject to the provisions of this Section 1.7 and Section 1.8, each Company Share issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares) shall be converted into the following (in the aggregate, with all Option Payments required by Section 1.9, referred to herein as the “Merger Consideration”):

(a)                                  With respect to each share of the Series A Preferred Stock, the right to receive, subject to Section 1.12:

(i)                                     Following the Effective Time, an amount in cash (without interest) equal to the quotient obtained by dividing (A) the result of taking (w) Nine Million Three Hundred Thousand Dollars ($9,300,000) multiplied by the Preferred Percentage (as defined below)(the “Preferred Unadjusted Payment”), minus (x) the Maximum Indemnification Amount (as defined below) multiplied by the Preferred Percentage (the “First Preferred Indemnification Withholding Amount”), and either minus (y) the Estimated Working Capital Adjustment Amount (as defined below) multiplied by the Preferred Percentage (if such adjustment is in the favor of Parent) or plus (z) the Estimated Working Capital Adjustment Amount multiplied by the Preferred Percentage (if such adjustment is in the favor of the Shareholders) by (B) the Preferred Share Amount (as defined below)(the “Closing Preferred Consideration”).

The “Preferred Percentage” means the quotient obtained by dividing the (i) the number of shares of Series A Preferred Stock issued and outstanding on the Closing Date (the “Preferred Share Amount”) by (ii) the number of shares of Common Stock issued and outstanding after giving effect to the deemed exercise of all outstanding Company Options on or prior to the Closing Date and the deemed conversion of all shares of the Series A Preferred Stock outstanding on the Closing Date (the “Total Share Amount”).

(ii)                                  Upon the first anniversary of the Closing, an amount in cash (without interest) equal to the quotient obtained by dividing (A) the result of taking (w) the Maximum Indemnification Amount, less amounts payable for claims made (or reserved for claims made, including disputed claims) pursuant to Section 9.1 in the period beginning on the Closing Date and ending on the first anniversary of the Closing Date (the “First Year”), less the Maximum Second Installment Indemnification (as defined below), multiplied by (x) the Preferred Percentage, and either minus (y) the Final Net Working Capital Adjustment (as defined below) multiplied by the Preferred Percentage (if such adjustment is in the favor of Parent) or plus (z) the Final Net Working Capital Adjustment multiplied by the Preferred Percentage (if such adjustment is in the favor of the Shareholders), by (B) the Preferred Share Amount (the “First Installment Preferred Consideration”).

(iii)                               Upon the second anniversary of the Closing, an amount in cash (without interest) equal to the quotient obtained by dividing (A) the result of taking (x) the Maximum Second Installment Indemnification less amounts payable for any claims made (or reserved for claims made, including disputed claims) pursuant to Section 9.1 in the period beginning on the day following the first anniversary of the Closing Date and ending on the second anniversary of the Closing Date (the “Second Year”) multiplied by (y) the Preferred Percentage by (B) the Preferred Share Amount (the “Second Installment Preferred Consideration”).

(iv)                              Within five (5) business days after the written certification by each of an authorized officer of Parent and the Shareholders’ Representative that any claim for indemnification pursuant to Section 9.1 for which amounts were reserved and not paid to the Shareholders pursuant to subsection (ii) or (iii) above has been resolved, an amount in cash equal to the quotient obtained by dividing (A) the result of (x) the reserved amount for such indemnification claim less the amount actually payable to any Parent Indemnified Party in satisfaction of such indemnification claim multiplied by (y) the Preferred Percentage by (B) the Preferred Share Amount (such payment being a “Preferred Released Indemnification Payment”) (all such payments, together with the Closing Preferred Consideration, the First Installment Preferred Consideration and the Second Installment Preferred Consideration, the “Cash Preferred Consideration”).  Such certification may be provided with respect to any such indemnification claim at any time after the first anniversary of the Closing Date.

(v)                                 The Cash Preferred Consideration shall constitute satisfaction in full of any liquidation preference to which such Series A Preferred Stock shareholders are entitled pursuant to the terms of the Company’s Articles of Incorporation.

(b)                                 With respect to each share of Common Stock and subject to the election provisions of Section 1.8, the right to receive, subject to Section 1.12, an amount in cash (without interest) equal to the quotient obtained by dividing (A) (u) Nine Million Three Hundred Thousand Dollars ($9,300,000) multiplied by the Common Percentage (as defined below) minus (v) all amounts withheld by Parent to satisfy indemnification obligations pursuant to Section 9.1 hereof multiplied by the Common Percentage and either minus (w) the Estimated Working Capital Adjustment Amount multiplied by the Common Percentage (if such adjustment is in the favor of the Parent) or plus (x) the Estimated Working Capital Adjustment Amount multiplied by the Common Percentage (if such adjustment is in the favor of the Shareholders) and either minus (y) the Final Net Working Capital Adjustment multiplied by the Common Percentage (if such adjustment is in the favor of Parent) or plus (z) the Final Net Working Capital Adjustment multiplied by the Common Percentage (if such adjustment is in the favor of the Shareholders) by (B) the Common Share Amount (as defined below) (the “Cash Common Consideration”).

The “Common Percentage” means the quotient obtained by dividing (i) the number of shares of Common Stock issued and outstanding on the Closing Date after giving effect to the deemed exercise of all Company Options on or prior to the Closing Date (the “Common Share Amount”) by (ii) the Total Share Amount.

Notwithstanding anything in this Section 1.7(b) to the contrary the rights of the holders of Common Stock to the Cash Common Consideration shall be subject to the provisions of Section 1.8, including, without limitation, as to the timing with respect to which Parent shall be obligated to deliver various portions of the Cash Common Consideration.

1.8.                            Election as to Payment Options.  At least ten (10) days prior to the Closing Date, the Company shall deliver, or cause to be delivered, to each of the holders of Common Stock (a “Common Shareholder” and collectively the “Common Shareholders”) and each Optionholder (as defined below) an election form entitling such shareholders to elect either the right to receive such Common Shareholder’s Merger Consideration or such Optionholder’s Option Payment in accordance with the Closing Payment Option (as defined below) or in accordance with the Deferred Payment Option (as defined below) (the “Election Form”).  If the Company does not receive a validly executed Election Form from such Common Shareholder or Optionholder indicating the election of such Common Shareholder or Optionholder at least three (3) days prior to the Closing Date, such Common Shareholder or Optionholder shall be deemed to have elected the Deferred Payment Option and the Election Form shall so state.

(a)                                  If the sum of (x) the Closing Election Consideration (as defined below) multiplied by the number of shares of Common Stock owned by Common Shareholders who elect the Closing Payment Option (the “Closing Common Electees”) plus (y) the Closing Election Consideration multiplied by the number of shares of Common Stock deemed issued and outstanding pursuant to the deemed exercise of all Company Options owned by Optionholders who elect the Closing Payment Option (the “Closing Option Electees”) are entitled (such sum, the “Total Closing Election Amount”) exceeds the Initial Payment (as defined below)(such excess, the “Excess Election Amount”), the Closing Common Electees and Closing Option Electees shall have the right to receive a pro rata share of the Initial Payment and, to the extent of the Excess Election Amount, a pro rata share of the First Installment Payment and, if necessary, the Second Installment Payment, prior to the holders of Common Stock who elect the Deferred Payment Option (the “Deferred Common Electees”) and the Optionholders who elect the Deferred Payment Option (the “Deferred Option Electees”) receiving any payment for their shares.  The Closing Common Electees, Closing Option Electees, Deferred Common Electees and Deferred Option Electees shall have pari passu rights to any Common Released Indemnification Payment.

(b)                                 If the Total Closing Election Amount is less than the Initial Payment (such deficit, the “Deficit Election Amount”), the Deferred Common Electees and the Deferred Option Electees shall have the right to receive a pro rata share of the Initial Payment to the extent of the Deficit Election Amount, and a pro rata share of the First Installment Payment and the Second Installment Payment.

(c)                                  For the purposes of this Agreement:

(i)                                     “Closing Payment Option,” with respect to any Common Shareholder, shall mean the option for such Common Shareholder to receive, subject to Section 1.12, from Parent the Merger Consideration to which such Shareholder is entitled under Section 1.7, and with respect to any Optionholder, shall mean the option for such Optionholder to receive the Option Payment to which such Optionholder is entitled under

Section 1.9, subject in both cases to Sections 1.8(a) and 1.8(b), in consideration for each share of Common Stock owned or deemed to be owned:

1.                                       Following the Effective Time, an amount in cash (without interest) equal to the quotient obtained by dividing (A)(w) Nine Million Three Hundred Thousand Dollars ($9,300,000) multiplied by the Common Percentage minus (x) the Maximum Indemnification Amount multiplied by the Common Percentage, and either minus (y) the Estimated Working Capital Adjustment Amount multiplied by the Common Percentage (if such adjustment is in the favor of Parent) or plus (z) the Estimated Working Capital Adjustment Amount multiplied by the Common Percentage (if such adjustment is in the favor of the Shareholders), by (B) the Common Share Amount, and less, with respect to any Company Option, any required withholding or deduction and the exercise price of such Company Option (such amount, the “Closing Election Consideration”).

2.                                       Upon the first anniversary of the Closing, an amount in cash (without interest) equal to the quotient obtained by dividing (A) (w) the Maximum Indemnification Amount minus amounts payable for claims made (or reserved for claims made, including disputed claims) pursuant to Section 9.1 in the First Year, minus the Maximum Second Installment Indemnification, multiplied by (x) the Common Percentage, and either minus (y) the Final Net Working Capital Adjustment multiplied by the Common Percentage (if such adjustment is in the favor of Parent) or plus (z) the Final Net Working Capital Adjustment multiplied by the Common Percentage (if such adjustment is in the favor of the Shareholders) by (B) the Common Share Amount, and less, with respect to any Company Option, any required withholding or deduction (the “First Installment Closing Election Consideration”).

3.                                       Upon the second anniversary of the Closing, an amount in cash (without interest) equal to the quotient obtained by dividing (A) (x) the Maximum Second Installment Indemnification, minus amounts payable for claims made (or reserved for claims made, including disputed claims) pursuant to Section 9.1 in the Second Year multiplied by (y) the Common Percentage by (B) the Common Share Amount, and less, with respect to any Company Option, any required withholding or deduction (the “Second Installment Closing Election Consideration”).

4.                                       Within five (5) business days after the written certification by each of an authorized officer of Parent and the Shareholders’ Representative that any claim for indemnification pursuant to Section 9.1 for which amounts were reserved and not paid to the Shareholders pursuant to subsection (2) or (3) above has been resolved, an amount in cash (without interest) equal to the quotient obtained by dividing (A) any Common Released Indemnification Payment (as defined below) by (B) the Common Share Amount, and, with respect to any Company Option, less any required withholding or deduction.  Such written notice may be provided with respect to any such indemnification claim at any time after the first anniversary of the Closing Date.

(ii)                                  “Deferred Payment Option” with respect to any Common Shareholder, shall mean the option for such Common Shareholder to receive, subject to Section 1.12, the Merger Consideration to which such Shareholder is entitled under Section 1.7 from Parent; and with respect to any Optionholder, shall mean the option for such Optionholder to receive from Parent the Option Payment to which such Optionholder is entitled under Section 1.9, subject in both cases to Sections 1.8(a) and 1.8(b), in consideration for each share of Common Stock owned or deemed to be owned:

1.                                       Following the Effective Time, a pro rata share of any Deficit Election Amount, as set forth in Section 1.8(b) hereof and, with respect to any Company Option, less any required withholding or deduction and the amount of the exercise price thereof (“Closing Deferred Election Consideration”).

2.                                       Upon the first anniversary of the Closing Date, a pro rata share of the First Installment Payment, subject to the rights of the Closing Common Electees and the Closing Option Electees to recover any Excess Election Amount and the First Installment Closing Election Consideration, and, with respect to any Company Option, less any required withholding or deduction and, to the extent necessary, the amount of the exercise price thereof (“First Installment Deferred Election Consideration”).

3.                                       Upon the second anniversary of the Closing Date, a pro rata share of the Second Installment Payment, subject to the rights of the Closing Common Electees and the Closing Option Electees to recover any Excess Election Amount and the Second Installment Closing Election Consideration, and, with respect to any Company Option, less any required withholding or deduction and, to the extent necessary, the amount of the exercise price thereof (“Second Installment Deferred Election Consideration”).

4.                                       Within five (5) business days after the written certification by each of an authorized officer of Parent and the Shareholders’ Representative that any claim for indemnification pursuant to Section 9.1 for which amounts were reserved and not paid to the Shareholders upon the first or second anniversary of the Closing Date, as applicable, has been resolved, an amount in cash (without interest) equal to the quotient obtained by dividing (A) such Common Released Indemnification Payment by (B) the Common Share Amount, and, with respect to any Company Option, less any required withholding or deduction.  Such written notice may be provided with respect to any such indemnification claim at any time after the first anniversary of the Closing Date.

(iii)                               “Initial Payment” shall mean an aggregate amount equal to (v) Two Million Eight Hundred Thousand Dollars ($2,800,000) minus (w) the Preferred Unadjusted Payment and either minus (x) the Estimated Working Capital Adjustment Amount multiplied by the Common Percentage (if such adjustment is in the favor of the Parent) or plus (y) the Estimated Working Capital Adjustment Amount multiplied by the Common Percentage (if such adjustment is in the favor of the Shareholders) plus (z) the First Preferred Indemnification Withholding Amount.

(iv)                              “First Installment Payment” shall mean an aggregate amount equal to (v) Three Million Two Hundred Fifty Thousand Dollars ($3,250,000) minus (w) the total amount payable for claims made (or reserved for claims made, including disputed claims) pursuant to Section 9.1 in the First Year, and either minus (x) the Final Net Working Capital Adjustment (if such adjustment is in the favor of the Parent) or plus (y) the Final Net Working Capital Adjustment (if such adjustment is in the favor of the

Shareholders), minus (z) the First Installment Preferred Consideration multiplied by the Preferred Share Amount.

(v)                                 “Second Installment Payment” shall mean an aggregate amount equal to (x) Three Million Two Hundred Fifty Thousand Dollars ($3,250,000) minus (y) the total amount payable in the Second Year for claims made (or reserved for claims made, including disputed claims) pursuant to Section 9.1 in the Second Year, minus (z) the Second Installment Preferred Consideration multiplied by the Preferred Share Amount.

(vi)                              “Common Released Indemnification Payment” shall mean an amount in cash equal to (x) the amount reserved and not paid to the Shareholders upon the first or second anniversary of the Closing Date, as applicable, for any indemnification claim made under Section 9.1, less the amount payable in satisfaction of such indemnification claim multiplied by (y) the Common Percentage.

1.9.                            Stock Options.

(a)                                  Effective immediately prior to the Effective Time and contingent upon consummation of the Merger, all outstanding options to purchase Company Common Stock (“Company Options”) issued under the Option Plan (as defined below) shall be cancelled without any action on the part of the holder thereof (“Optionholder”) and converted into the right to receive a cash payment from Parent equal to (A) the excess of (x) the Cash Common Consideration (less required deductions or withholding) over (y) the exercise price of such options multiplied by (B) the number of shares of Common Stock to which such Optionholder is entitled to purchase (such amount, the “Option Payment”).  The Parent’s obligation to pay each such Option Payment will be satisfied from monies provided in the Initial Payment, the First Installment Payment, the Second Installment Payment and any Common Released Indemnification Payment.  Each Optionholder shall elect, pursuant to Section 1.8, the method by which his or her Option Payment shall be distributed to the Optionholder.  For purposes of distribution of the Option Payment pursuant to Section 1.8, each Company Option shall be considered the equivalent of a share of Common Stock and the provisions of Section 1.8 will be applied to Company Options in the same manner as to Common Stock (subject to specific exceptions as set forth in Section 1.8).

(b)                                 Prior to the Closing, the Company shall take all actions (including, if appropriate, amending the terms of any option plan or arrangement or obtaining optionee consents) that are necessary to give effect to the transactions contemplated by Section 1.9(a) including, without limitation, using commercially reasonable efforts to obtain from each Optionholder an executed option termination agreement in form and substance reasonably satisfactory to Parent.

(c)                                  The Company and the Parent agree that for the purposes of reporting compensation income and calculating the applicable income and employment tax withholding with respect to the Merger Consideration allocable to the holders of employee stock options of the Company, the applicable information reporting and the timing and amount subject to income and employment tax withholding shall be based upon the amount of Merger Consideration received by the holders of employee stock options of the Company.  Accordingly, for the avoidance of doubt, any payments received by holders of employee stock options of the Company pursuant to the Merger shall be subject to applicable compensation information reporting and income and employment tax withholding at the time of payment.  The Shareholders and Parent agree that any income tax deduction arising from the exercise of Company stock options on or before the Closing Date or from the payment of the Merger Consideration to the Optionholders on the Closing Date shall be allocable to the appropriate Tax period (or portion thereof) of the Company ending on or before the Closing Date.

1.10.                     Acceleration.  In the event that Parent fails to deliver when due the First Installment Payment or the First Installment Preferred Consideration and such failure remains in effect for fifteen (15) days following the date such payment is due (the “Payment Breach”), the Shareholders’ Representative (as defined below) shall deliver written notice to Parent seeking such payment (the “Notice”).  If Parent fails to cure such Payment Breach within 45 days of receipt of such Notice (such period, the “Cure Period”), the Shareholders’ Representative may, within 15 days of the expiration of the Cure Period or for so long as the Payment Breach remains uncured, elect to accelerate the payment of all outstanding obligations of the Parent to the Shareholders and Optionholders pursuant to this Agreement, less an aggregate amount equal to the Maximum Second Installment Indemnification (as defined in Section 9.2(a)), which total amount shall be paid to the Shareholders and Optionholders pro rata in proportion to the total outstanding obligation of the Parent to each such Shareholder and Optionholder.  Following any such acceleration, on the second anniversary of the Closing, an aggregate amount equal to the Maximum Second Installment Indemnification less the aggregate amount of the value of any indemnification claims then outstanding and not yet satisfied (including amounts reserved for disputed claims) and not satisfied pursuant to Sections 9.1 and 9.2 herein shall become payable and shall be paid to the Shareholders and Optionholders pro rata in proportion to their percentage ownership of the Total Share Amount.

(a)                                  In the event that, after the Closing Date and prior to payment of the Second Installment Payment, Parent engages in any transaction resulting in a Change of Control (as defined below):

(i)                                     If the Change of Control occurs in the First Year, all outstanding payment obligations of the Parent to the Shareholders and Optionholders pursuant to this Agreement, less an aggregate amount equal to Two Million Dollars ($2,000,000), shall accelerate and become payable to the Shareholders and Optionholders within 10 business days subsequent to the consummation of such Change of Control transaction (the “Change of Control Closing”), which total amount shall be paid to the Shareholders and Optionholders pro rata in proportion to the total outstanding obligation of the Parent to each such Shareholder and Optionholder.   On the first anniversary of the Closing Date, Parent shall deliver by wire transfer of immediately available funds an aggregate amount equal to One Million Two Hundred Thousand Dollars ($1,200,000), even if the Change of Control Closing occurs less than 10 business days prior to the first anniversary of the Closing; provided, however, that such payment shall be reduced and offset by the aggregate amount of the value of any indemnification claims then outstanding and not yet satisfied (including amounts reserved for disputed claims) pursuant to Sections 9.1 and 9.2 herein.  On the second anniversary of the Closing Date, Parent shall deliver by wire transfer of immediately available funds an aggregate amount equal to the Maximum Second Installment Indemnification; provided, however, that such payment shall be reduced and offset by the aggregate amount of the value of any indemnification claims then outstanding and not yet satisfied, (including amounts reserved for disputed claims) pursuant to Sections 9.1 and 9.2 herein.  Each payment made pursuant to the two immediately preceding sentences shall be distributed to the Shareholders and Optionholders pro rata in proportion to their percentage ownership of the Total Share Amount.

(ii)                                  If the Change of Control occurs in the Second Year, all outstanding payment obligations of the Parent to the Shareholders and Optionholders pursuant to this Agreement, less the sum of (x) an aggregate amount equal to the Maximum Second Installment Indemnification plus (y) any amounts reserved for disputed claims made pursuant to Section 9.1, shall accelerate and become payable to the Shareholders and Optionholders 10 business days subsequent to the Change of Control Closing, which total amount shall be paid to the Shareholders and Optionholders pro rata in proportion to the total outstanding obligation of the Parent to each such Shareholder and Optionholder. On the second anniversary of the Closing Date, Parent shall deliver an aggregate amount equal to the Maximum Second Installment Indemnification, even if the Change of Control Closing occurs less than 10 business days prior to the second anniversary of the Closing; provided, however, that such payment shall be reduced and offset by the aggregate amount of the value of any indemnification claims then outstanding and not yet satisfied, (including amounts reserved for disputed claims) pursuant to Sections 9.1 and 9.2 herein.  Each payment made pursuant to the immediately preceding sentence shall be distributed to the Shareholders and Optionholders pro rata in proportion to their percentage ownership of the Total Share Amount.

(iii)                               Within five (5) business days after the written certification by each of an authorized officer of Parent and the Shareholders’ Representative that any claim for indemnification pursuant to Section 9.1 for which amounts were reserved and not paid to the Shareholders and Optionholders pursuant to any subsection of this Section 1.10 has been resolved, Parent will pay an amount in cash equal to the reserved amount for such indemnification claim less the amount actually payable in satisfaction of such indemnification to the Shareholders and Optionholders pro rata in proportion to their percentage ownership of the Total Share Amount.  Such certification may be provided with respect to any such indemnification claim at any time after the first anniversary of the Closing Date.

(b)                                 “Change of Control” means the occurrence of any of the following, but expressly excludes the occurrence of an initial public offering or any events arising as a result of an initial public offering, even if the following definition by its terms may be interpreted or construed to include such an initial public offering or any of the following events occur in connection with such an initial public offering:

(i)                                     the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of Parent to any unaffiliated third party;

(ii)                                  the adoption of a plan relating to the liquidation or dissolution of Parent; or

(iii)                               the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any unaffiliated third party becomes the beneficial owner, directly or indirectly, of more than 50% of the voting stock of Parent, measured by voting power rather than number of shares.

1.11.                     Working Capital Adjustment.

(a)                                  Prior to the Closing Date, the Company shall in good faith prepare an estimated balance sheet of the Company as of the Closing Date (the “Estimated Closing Date Balance Sheet”).  The Estimated Closing Date Balance Sheet shall be prepared in accordance with generally accepted accounting principles (“GAAP”) consistently applied, and otherwise consistent with the methodology described in Schedule 1.11 attached hereto and shall reflect, among other things, (i) the excess, if any, of (x) the total transaction costs payable and a good faith estimate of unbilled amounts over (y) the amount of all unpaid fees and expenses of the Company payable in connection with the negotiation, preparation and consummation of the transactions contemplated by this Agreement (the “Transactions”), which excess shall be shown as a Current Liability (as defined below) for the purposes of this Section 1.11.  Not later than five (5) business days prior to the Closing Date, the Company shall deliver to Parent the Estimated Closing Date Balance Sheet, together with worksheets and data that support the Estimated Closing Date Balance Sheet and any other information that Parent may reasonably request in order to verify the amounts reflected on the Estimated Closing Date Balance Sheet.  The Merger Consideration shall be adjusted, as provided in Sections 1.7 and 1.8 hereof, dollar for dollar, up or down, as appropriate, to the extent that the Working Capital (as defined below) set forth on the Estimated Closing Date Balance Sheet (the “Estimated Closing Working Capital”) is Seventy Five Thousand Dollars ($75,000) more or less than Five Hundred Sixty Seven Thousand Eight Hundred Twenty Eight Dollars ($567,828) (the “Base Working Capital”), as applicable, with such difference being the “Estimated Working Capital Adjustment Amount”.

(b)                                 After the Closing Date, Parent shall review the Company’s books and records and also shall review the Estimated Closing Date Balance Sheet to confirm that it was prepared in accordance with GAAP consistently applied and otherwise consistent with the methodology described in Schedule 1.11 attached hereto, provided that the Estimated Closing Date Balance Sheet should reflect management’s best estimate of normal year-end adjustments, including the true-up of the vacation accrual, amortization of patents and trademarks, the mark to market of investments, and adjustments to reconcile subledger accounts to general ledger accounts.  Parent also shall prepare a final balance sheet that reflects any differences between actual results and the estimates used to prepare the Estimated Closing Date Balance Sheet and reflects any discrepancies in the methodology used to prepare such final balance sheet from GAAP consistently applied and otherwise consistent with the methodology described in Schedule 1.11 attached hereto (the “Post Closing Balance Sheet”).  Parent shall, within sixty (60) days of the Closing Date, deliver the Post Closing Balance Sheet to the Shareholders’

Representative (as defined below), together with worksheets that detail any adjustments and the basis thereof.  During such sixty day period, the Shareholders’ Representative and the Shareholders shall cooperate with and reasonably assist Parent, and shall make available to Parent the books, records, personnel and properties of the Company (if not in Parent’s possession) that Parent reasonably requires in order to prepare and deliver the Post Closing Balance Sheet.  The Post Closing Balance Sheet, and the Working Capital at the Closing reflected thereon (the “Closing Working Capital”), shall be binding upon the parties upon approval of such Post Closing Balance Sheet by the Shareholders’ Representative.  If the Shareholders’ Representative fails to communicate to Parent its good faith disagreement, if any, with the Post Closing Balance Sheet by written notice (the “Objection Notice”) within 15 days of the Shareholders’ Representative’s receipt of such Post Closing Balance Sheet, the Shareholders’ Representative shall be deemed to have accepted and approved such Post Closing Balance Sheet and such Post Closing Balance Sheet shall thereafter be final and binding upon the Shareholders, Optionholders and Parent for purposes of any post-Closing adjustment pursuant to this Section 1.11.  In addition, to the extent any portion of the Post Closing Balance Sheet shall not be expressly objected to, such portion shall be deemed to have been accepted and approved by the Shareholders’ Representative, the Shareholders, Optionholders and Parent and shall be final and binding upon the Shareholders, Optionholders and Parent for purposes of any post-Closing adjustment pursuant to this Section 1.11.

(c)                                  (A) In the event that the Closing Working Capital is less than $492,828, Parent shall be entitled to an amount equal to the difference between such amounts pursuant to Section 9.1 and Parent shall have a right to set-off such amount from the Merger Consideration, as set forth in Sections 1.7 and 1.8; and (B) in the event the Closing Working Capital is more than $642,828, the Merger Consideration shall be increased by an amount equal to such difference and the Shareholders and Optionholders shall be entitled to receive such amounts pursuant to Sections 1.7 and 1.8 hereof; provided, however, that any amount to be paid in accordance with clause (A) or (B) of this sentence (the “Final Net Working Capital Adjustment”) shall be equitably adjusted to avoid any duplication with any adjustments in the Merger Consideration effected pursuant to Section 1.11(a) for the Estimated Working Capital Adjustment Amount.

(d)                                 As used in this Section 1.11, “Working Capital” means Current Assets minus Current Liabilities; “Current Assets” means and includes all accounts receivable (net of allowance for doubtful accounts consistent with past practice), cash, cash equivalents, prepaid expenses, a transaction expenses reimbursement fee of $15,000, an amount equal to the aggregate exercise price of all Company Options outstanding immediately prior to the Closing,  and all other current assets of the Company, in each case as determined in accordance with GAAP, consistently applied; and “Current Liabilities” means and includes all accounts payable, accrued expenses, accrued but unpaid taxes, deferred revenues, deferred rent and all other current or long-term liabilities of the Company, in each case as determined in accordance with GAAP, consistently applied and, in the case of accrued but unpaid taxes (other than deferred taxes to reflect timing differences between book and tax income), deferred revenues and deferred rent, regardless of whether such liabilities will mature or become due more than 12 months from the date of the applicable financial statements.  Schedule 1.11 attached hereto includes a sample calculation of Working Capital for illustrative purposes.

(e)                                  Notwithstanding the foregoing, the amount of current liability for Taxes shown on the Estimated Closing Date Balance Sheet and the Post Closing Balance Sheet shall be determined as of the Closing Date.  To the extent that the Company is not permitted by applicable law to treat or elect to treat the Closing Date as the last day of its taxable period then the Taxes attributable to the operations of the Company for the portion of the period including the Closing Date shall be (i) in the case of real or personal property taxes or a flat minimum dollar amount tax, the total amount of such Taxes multiplied by a fraction, the numerator of which is the number of days in the partial period up to and including the Closing Date and the denominator of which is the total number of days in the taxable period, (ii) in the case of all Taxes based on, or in respect of, income, the Tax computed on the basis of the taxable income or loss of the Company for such partial period as determined from its books and records, and (iii) in the case of all other Taxes, on the basis of the actual activities of the Company for such partial period as determined from its books and records.

1.12.                     Exchange of Certificates.

(a)                                  Exchange and Payment Procedures.  Each holder of Company Shares shall deliver to Parent certificates evidencing such holder’s ownership of Company Shares (the “Certificates”) accompanied by stock powers endorsed in blank and such other documentation as may be reasonably requested by Parent to effectuate the cancellation of such Certificates and evidence such Shareholder’s right to the Certificate.  Subject only to the receipt of Certificates from holders of Company Shares and any other documentation that Parent may reasonably request, Parent shall cause the Merger Consideration to be distributed to the Shareholders in accordance with this Section 1.  Notwithstanding anything in this Agreement to the contrary, Parent may offset any amounts owed to it by any Shareholder from payments of the Merger Consideration.  Until surrendered as contemplated by this Section 1.12, each Certificate shall be deemed after the Effective Time to represent only the right to receive the Merger Consideration.  If any portion of the Merger Consideration is to be paid to a Person (as defined in Section 2.14(a)) other than the registered holder of the Certificate, it shall be a condition to payment that the Certificate so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the Person requesting payment shall pay to Parent any transfer or other taxes required as a result of payment to a Person other than the registered holder of the Certificate or establish to the satisfaction of Parent that the tax has been paid or is not payable.

(b)                                 No Further Rights in Company Shares.  All cash paid upon surrender of Certificates in accordance with the terms hereof shall be deemed to have been delivered or paid in full satisfaction of all rights pertaining to Company Shares represented thereby.  From and after the Effective Time, the holders of Certificates shall cease to have any rights with respect to Company Shares, except as otherwise provided herein or by law.  As of the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers on the Company’s stock transfer books of any Company Shares.  If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Section 1.12.

(c)                                  No Liability.  None of Parent, the Surviving Corporation or the Shareholder Representative shall be liable to any Person in respect of any Company Shares for any amounts paid to a public official pursuant to any applicable abandoned property, escheat or similar law.  If any Certificates shall not have been surrendered immediately prior to such earlier date on which any payment pursuant to this Section 1 would otherwise escheat to or become property of any governmental entity, the payment in respect of such Certificate shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interests of any Person previously entitled thereto.

(d)                                 Withholding Rights.  The Surviving Corporation may deduct and withhold from the Merger Consideration otherwise payable hereunder to any Person any amounts that it is required to deduct and withhold with respect to payment under any provision of federal, state, local or foreign income tax law.  To the extent that the Surviving Corporation withholds those amounts, the withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Company Shares in respect of which deduction and withholding was made by the Surviving Corporation, as the case may be.

(e)                                  Lost Certificates.  If any Certificate has been or has claimed to have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming that Certificate has been lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to that Certificate, the Surviving Corporation will deliver in exchange for such lost, stolen or destroyed Certificate, the proper amount of the Merger Consideration as contemplated by this Section 1.

1.13.                     Shareholders’ Representative.

(a)                                  In order to administer efficiently (i) the implementation of the Agreement as it pertains to the Shareholders and Optionholders, (ii) the waiver of any condition to the obligations of the Shareholders to consummate the transactions contemplated hereby, and (iii) the settlement of any dispute with respect to the Agreement, Patrick Lee is hereby designated as the representative of the Shareholders and Optionholders (the “Shareholders’ Representative”).

(b)                                 The Shareholders’ Representative is hereby authorized (i) to take all action necessary in connection with the implementation of the Agreement on behalf of the Shareholders, the waiver of any condition to the obligations of the Shareholders to consummate the transactions contemplated hereby or the settlement of any dispute, (ii) to give and receive all notices required to be given under the Agreement and (iii) to take any and all additional action as is contemplated to be taken by or on behalf of the Shareholders and Optionholders by the terms of this Agreement, including without limitation, the execution and delivery of documents to transfer the Company Shares to the Parent for cancellation; provided, however, that the Shareholders’ Representative shall not have authority to commence legal proceedings on behalf of the Shareholders and Optionholders without their prior written consent or to amend any provision of this Agreement without their prior written consent.

(c)                                  In the event that the Shareholders’ Representative dies, becomes legally incapacitated or resigns from such position, Stephen Wang shall fill such vacancy and shall be deemed to be the Shareholders’ Representative for all purposes of this Agreement; however, no change in the Shareholders’ Representative shall be effective until Parent is given notice of it by the remaining Shareholders and Optionholders.

(d)                                 All decisions and actions by the Shareholders’ Representative shall be binding upon all of the Shareholders and Optionholders, and no Shareholder or Optionholder shall have the right to object, dissent, protest or otherwise contest the same.

(e)                                  By their execution of this Agreement, the parties agree that:

(i)                                     Parent and Merger Subsidiary shall be able to rely conclusively on the instructions and decisions of the Shareholders’ Representative as to any actions required or permitted to be taken by the Shareholders or the Shareholders’ Representative hereunder, and no party hereunder shall have any cause of action against Parent or Merger Subsidiary for any action taken by Parent or Merger Subsidiary in reliance upon the instructions or decisions of the Shareholders’ Representative;

(ii)                                  all actions, decisions and instructions of the Shareholders’ Representative shall be conclusive and binding upon all of the Shareholders and Optionholders and no Shareholder or Optionholder shall have any cause of action against the Shareholders’ Representative for any action taken, decision made or instruction given by the Shareholders’ Representative under this Agreement, except for fraud or willful breach of this Agreement by the Shareholders’ Representative;

(iii)                               remedies available at law for any breach of the provisions of this Section 1.13 are inadequate; therefore, Parent or Merger Subsidiary shall be entitled to temporary and permanent injunctive relief without the necessity of proving damages if Parent or Merger Subsidiary brings an action to enforce the provisions of this Section 1.13; and

(iv)                              the provisions of this Section 1.13 are independent and severable, shall constitute an irrevocable power of attorney, coupled with an interest and surviving death, granted by the Shareholders and Optionholders to the Shareholders’ Representative and shall be binding upon the executors, heirs, legal representatives and successors of each Shareholder.

(f)                                    All fees and expenses incurred in good faith in connection with his obligations hereunder by the Shareholders’ Representative shall be paid by the Shareholders and Optionholders and each Shareholder and Optionholder shall be severally liable for such fees.  Furthermore, if any such fees or expenses are outstanding and unpaid as of the first or second anniversary of the Closing Date, then, after fifteen (15) days’ prior written notice to the Shareholders (with a copy to Parent), the Shareholders’ Representative shall be entitled to withhold from the First Installment Payment or the Second Installment Payment, as applicable and if paid, amounts sufficient to compensate him for such outstanding and unpaid fees or expenses.

1.14.                     Principal Shareholder Consent.  Each Principal Shareholder hereby agrees to consent to and approve the Merger Agreement and the principal terms of the Transactions in accordance with Section 1201 of the California Code and approve the execution and delivery of this Agreement and the consummation of the Transactions.  Prior to Closing, the Merger

Agreement and the principal terms of the Transactions shall be approved by the Shareholders of the Company in accordance with Sections 1101(e) and 1201 of the California Code.

1.15.                     Further Assurances.  The Principal Shareholders from time to time after the Closing at the request of Parent or the Surviving Company and without further consideration shall execute and deliver further instruments of transfer and assignment and take such other action as Parent may reasonably require to fully implement the provisions of this Agreement.

1.16.                     Transfer Taxes.  All transfer taxes, fees and duties under applicable law incurred in connection with the transfer of the Company Shares under this Agreement will be borne and paid by the Shareholders, and the Shareholders shall promptly reimburse the Company and Parent or Merger Subsidiary for any such tax, fee or duty which any of them is required to pay under applicable law.

SECTION 2.  REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND SHAREHOLDERS.

2.1.                            Making of Representations and Warranties.  As a material inducement to Parent and Merger Subsidiary to enter into this Agreement and consummate the transactions contemplated hereby, the Company and each of the Principal Shareholders jointly and severally hereby make to Parent and Merger Subsidiary the representations and warranties contained in this Section 2, except as set forth in the disclosure schedule delivered by the Company to Parent on the date of this Agreement (the “Company Disclosure Schedule”); provided, however, that (i) no Shareholder shall have any right of indemnity or contribution from the Company with respect to any breach of representation or warranty hereunder and (ii) the Shareholder warranties in Section 2.3(b) are only made severally by each Shareholder with respect to his own shares.

2.2.                            Organization and Qualifications of the Company.  The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of California with full corporate power and authority to own or lease its properties and to conduct its business in the manner and in the places where such properties are owned or leased or such business is currently conducted or proposed to be conducted.  The copies of the Company’s Articles of Incorporation as amended to date, certified by California Secretary of State, and of the Company’s by-laws, as amended to date, certified by the Company’s Secretary, and heretofore delivered to Parent’s counsel, are complete and correct, and no amendments thereto are pending.  The Company is not in violation of any term of its Articles of Incorporation or By-laws.  The Company is duly qualified to do business as a foreign corporation in no States, and it is not required to be licensed or qualified to conduct its business or own its property in any other jurisdiction, except where the failure to be so licensed or qualified, individually or in the aggregate, would not be reasonably likely to have a material adverse effect on the Company.

2.3.                            Capital Stock of the Company; Beneficial Ownership.

(a)                                  The authorized capital stock of the Company consists of (i) 17,300,000 shares of Common Stock of which 8,311,432 shares are duly and validly issued, outstanding, fully paid and non-assessable and of which 8,988,568 shares are authorized but unissued and (ii) 2,700,000 shares of Series A Preferred Stock of which 2,205,240 are duly and validly issued, outstanding, fully paid and non-assessable and of which 494,760 are authorized but unissued.  There are no outstanding options, warrants, rights, commitments, preemptive rights or agreements of any kind for the issuance or sale of, or outstanding securities convertible into, any additional shares of capital stock of any class of the Company, except as set forth on Schedule 2.3.  None of the Company’s capital stock has been issued in violation of any federal or state law.  Except as set forth in the Schedule 2.3 attached hereto, there are no voting trusts, voting agreements, proxies or other agreements, instruments or undertakings with respect to the voting of the Company Shares to which the Company or any of the Shareholders is a party.

(b)                                 Each of the Shareholders owns beneficially and of record the Company Shares set forth opposite such Shareholder’s name on Exhibit A hereto, which shares, to the Company’s Knowledge (without any independent investigation by the Company), are free and clear of any liens, restrictions or encumbrances.

(c)                                  The Company has adopted the 2000 Stock Plan (the “Option Plan”) and has not adopted any other stock option plan.  The Option Plan provides for the issuance of up to 2,500,000 shares of Common Stock.  As of the date hereof, options to purchase 1,589,051 shares of Common Stock have been granted under the Option Plan to the persons, in the amounts and at the exercise prices set forth in Exhibit B.  As of the Effective Time, all outstanding options to purchase shares of Common Stock under the Option Plan shall have been exercised or terminated by the Company pursuant to Section 1.9 and there shall be no outstanding options to purchase shares of Common Stock under the Option Plan.  Under no circumstances shall Parent or Merger Subsidiary be required to assume or substitute an option or right equivalent to those granted in the Option Plan.

2.4.                            No Subsidiaries.  The Company has no subsidiaries or investments in any other corporation or business organization.

2.5.                            Authority of the Company.  The Company has full right, authority and power to enter into this Agreement and each agreement, document and instrument to be executed and delivered by the Company pursuant to this Agreement and to carry out the transactions contemplated hereby.  The execution, delivery and performance by the Company of this Agreement and each such other agreement, document and instrument have been duly authorized by all necessary action of the Company and no other action on the part of the Company is required in connection therewith.

This Agreement and each agreement, document and instrument executed and delivered by the Company pursuant to this Agreement constitutes, or when executed and delivered will constitute, valid and binding obligations of the Company enforceable in accordance with their terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors rights generally and by the effect of general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

2.6.                            Non-Contravention; Consents.  The execution, delivery and performance by the Company of this Agreement and each such agreement, document and instrument:

(i)                                     does not and will not violate any provision of the Articles of Incorporation or by-laws of the Company;

(ii)                                  does not and will not violate any laws of the United States, or any state or other jurisdiction applicable to the Company, except for violations which, individually or in the aggregate, would not have a material adverse effect on the Company, or require the Company to obtain any approval, consent or waiver of, or make any filing with, any person or entity (governmental or otherwise) that has not been obtained or made; and

(iii)                               does not and will not result in a breach of, constitute a default under, accelerate any obligation under, or give rise to a right of termination of any indenture or loan or credit agreement or any other agreement, contract, instrument, mortgage, lien, lease, permit, authorization, order, writ, judgment, injunction, decree, determination or arbitration award to which the Company is a party or by which the property of the Company is bound or affected, or result in the creation or imposition of any mortgage, pledge, lien, security interest or other charge or encumbrance on any of the Company’s assets or the Company Shares, except as specifically identified on Schedule 2.6.

2.7.                            Real and Personal Property.

(a)                                  Real Property.  All of the real property leased by the Company is identified on Schedule 2.7(a) (herein referred to as the “Leased Real Property.”  The Company does not own any real property.

(i)                                     Title.  To the Knowledge of the Company, the Lessors of Leased Real Property have good, clear, record and marketable title to the Leased Real Property, and the Company has good, clear, record and marketable title to enforceable leasehold interests in the Leased Real Property, in each case free and clear of all easements, covenants, restrictions, leases, mortgages, liens, assessments, claims, rights, judgments, encroachments or other matters affecting title (collectively, “Encumbrances”), other than:

(x)                                   easements, covenants, restrictions and similar encumbrances that do not and could not materially interfere with the use of the Owned Real Property as currently used and improved, and

(y)                                 minor encroachments that do not and could not materially adversely affect the value or use of the Owned Real Property as currently used and improved and that could be removed without material cost

((x) and (y) are collectively referred to as “Permitted Encumbrances”), except as set forth on Schedule 2.7(a).

(ii)                                  Status of Leases.  All leases of Leased Real Property are identified on Schedule 2.7(a), and true and complete copies thereof have been delivered to Parent.  Each of said leases has been duly authorized and executed by the Company and, to the

Company’s Knowledge, the other parties and is in full force and effect.  The Company is not in default under any of said leases, nor has any event occurred which, with notice or the passage of time, or both, would give rise to such a default.  To the Company’s Knowledge, the other party to each of said leases is not in default under any of said leases and there is no event which, with notice or the passage of time, or both, would give rise to such a default.

(iii)                               Consents.  Except as set forth in Schedule 2.7(a), no consent or approval is required with respect to the transactions contemplated by this Agreement from the other parties to any lease of Leased Real Property, or from any regulatory authority, no filing with any regulatory authority is required in connection therewith, and to the extent that any such consents, approvals or filings are required, the Company or the Shareholders will obtain or complete them before the Closing.

(b)                                 Personal Property.  A complete description of the machinery and equipment of the Company is contained in Schedule 2.7(b) hereto.  Except as specifically disclosed in said Schedule or in the Base Balance Sheet (as hereinafter defined), the Company has good and marketable title to all of its personal property.  None of such personal property or assets is subject to any mortgage, pledge, lien, conditional sale agreement, security title, encumbrance or other charge except as specifically disclosed in said Schedule or in the Base Balance Sheet.  The Base Balance Sheet reflects all personal property of the Company except as set forth in Schedule 2.7(b).  Except as otherwise specified in Schedule 2.7(b) hereto, all leasehold improvements, furnishings, machinery and equipment of the Company are in good repair, have been well maintained, and substantially comply with all applicable laws, ordinances and regulations, and such machinery and equipment is in good working order.  Neither the Company nor any of the Shareholders knows of any pending or threatened change of any such law, ordinance or regulation that could adversely affect the Company or its businesses.

2.8.                            Financial Statements.

(a)                                  The Company has delivered to Parent the Balance sheet of the Company for its fiscal year ending on March 31, 2004 (the “Base Balance Sheet”) and statements of operations, retained earnings and cash flows for the year then ended, copies of which are attached hereto as Schedule 2.8.  Said financial statements have been prepared in accordance with GAAP applied consistently during the period covered thereby, are complete and correct in all material respects and present fairly in all material respects the financial condition of the Company at the date of said statements and the results of its operations for the period covered thereby.

(b)                                 As of the date of the Base Balance Sheet, the Company had no liabilities of any nature, whether accrued, absolute, contingent or otherwise, asserted or unasserted, known or unknown (including without limitation, liabilities as guarantor or otherwise with respect to obligations of others, liabilities for taxes due or then accrued or to become due, or contingent or potential liabilities relating to activities of the Company or the conduct of its business prior to the date of the Base Balance Sheet regardless of whether claims in respect thereof had been asserted as of such date), except liabilities stated or adequately reserved against on the Base Balance Sheet or reflected in Schedules furnished to Parent hereunder as of the date hereof or in connection with the contracts of the Company listed on Schedule 2.15, including, but not limited to, the Company’s office lease or in connection with written contracts of the Company not required to be listed on Schedule 2.15 that were entered into in the ordinary course of business consistent with past practice.

(c)                                  The Company has not had nor will have any liabilities of any nature, whether accrued, absolute, contingent or otherwise, asserted or unasserted, known or unknown (including without limitation, liabilities as guarantor or otherwise with respect to obligations of others, or liabilities for taxes due or then accrued or to become due or contingent or potential liabilities relating to activities of the Company or the conduct of its business prior to the date hereof, regardless of whether claims in respect thereof had been asserted as of such date), except liabilities (i) stated or adequately reserved against on the Base Balance Sheet or the notes thereto, (ii) reflected in Schedules furnished to Parent hereunder on the date hereof, (iii) incurred after the date of the Base Balance Sheet in the ordinary course of business of the Company consistent with the terms of this Agreement, (iv) resulting from contracts of the Company listed on Schedule 2.15, including but not limited to, the Company’s office lease or resulting from written contracts of the Company not required to be listed on Schedule 2.15 that were entered into in the ordinary course of business consistent with past practice.

2.9.                            Taxes.

(a)                                  The Company has paid or caused to be paid all federal, state, local, foreign, and other taxes, including without limitation, income taxes, estimated taxes, alternative minimum taxes, excise taxes, sales taxes, use taxes, value-added taxes, gross receipts taxes, franchise taxes, capital stock taxes, employment and payroll-related taxes, withholding taxes, stamp taxes, transfer taxes, windfall profit taxes, environmental taxes and property taxes, whether or not measured in whole or in part by net income, and all deficiencies, or other additions to tax, interest, fines and penalties owed by it (collectively, “Taxes”), required to be paid by it through the date hereof whether disputed or not.

(b)                                 The Company has, in accordance with applicable law filed all federal, state, local and foreign tax returns required to be filed by it through the date hereof, and all such returns correctly and accurately set forth the amount of any Taxes relating to the applicable period.  A list of all federal, state, local and foreign income tax returns filed with respect to the Company for taxable periods ended on or after December 31, 1999 is set forth in Schedule 2.9 attached hereto, and none of such returns has been audited or is currently the subject of an audit.  For each taxable period of the Company ended on or after December 31, 1999 the Company has delivered to Parent correct and complete copies of all federal, state, local and foreign income tax returns, examination reports and statements of deficiencies assessed against or agreed to by the Company.

(c)                                  Except as set forth in Schedule 2.9, neither the Internal Revenue Service nor any other governmental authority is now asserting in writing or, to the Knowledge of the Company or any Principal Shareholder, has threatened in writing to assert against the Company any deficiency or claim for additional Taxes.  No claim has ever been made in writing by an authority in a jurisdiction where the Company does not file reports and returns that the Company is or may be subject to taxation by that jurisdiction.  There are no security interests on any of the assets of the Company that arose in connection with any failure (or alleged failure) to pay any Taxes.  The Company has never entered into a closing agreement pursuant to Section 7121 of the Internal Revenue Code of 1986, as amended (the “Code”).

(d)                                 There has not been any audit of any tax return filed by the Company, no such audit is in progress, and the Company has not been notified in writing by any tax authority that any such audit is contemplated or pending.  Except as set forth in Schedule 2.9, no extension of time with respect to any date on which a tax return was or is to be filed by the Company is in force, and no waiver or agreement by the Company is in force for the extension of time for the assessment or payment of any Taxes.

(e)                                  The Company has never been (nor has ever had any liability for unpaid Taxes because it once was) a member of an “affiliated group” (as defined in Section 1504(a) of the Code).  The Company has never filed, and has never been required to file, a consolidated, combined or unitary tax return with any other entity.  The Company does not own and has never owned a direct or indirect interest in any trust, partnership, corporation or other entity.  The Company is not a party to any tax sharing agreement.

(f)                                    For purposes of this Agreement, all references to Sections of the Code shall include any predecessor provisions to such Sections and any similar provisions of federal, state, local or foreign law.

2.10.                     Collectibility of Accounts Receivable.  All of the accounts receivable of the Company shown or reflected on the Base Balance Sheet or existing at the date hereof (less a 10% reserve for bad debts) are valid and enforceable claims, fully collectible and subject to no setoff or counterclaim.  The Company does not have any accounts or loans receivable from any person, firm or corporation which is affiliated with the Company or from any director, officer or employee of the Company, except as disclosed on Schedule 2.10 hereto, and all accounts and loans receivable from any such person, firm or corporation shall be paid in cash prior to the Closing.

2.11.                     Absence of Certain Changes.  Except as disclosed in Schedule 2.11 attached hereto, since the date of the Base Balance Sheet there has not been:

(a)                                  Any change in the financial condition, properties, assets, liabilities, business or operations of the Company, which change by itself or in conjunction with all other such changes, whether or not arising in the ordinary course of business, has been materially adverse with respect to the Company;

(b)                                 Any contingent liability incurred by the Company as guarantor or otherwise with respect to the obligations of others or any cancellation of any material debt or claim owing to, or waiver of any material right of, the Company;

(c)                                  Any mortgage, encumbrance or lien placed on any of the properties of the Company which remains in existence on the date hereof or will remain on the Closing Date;

(d)                                 Any obligation or liability of any nature, whether accrued, absolute, contingent or otherwise, asserted or unasserted, known or unknown (including without limitation liabilities for Taxes due or to become due or contingent or potential liabilities relating to products or services provided by the Company or the conduct of the business of the Company since the date of the Base Balance Sheet regardless of whether claims in respect thereof have been asserted), incurred by the Company other than obligations and liabilities incurred in the ordinary course of business consistent with the terms of this Agreement (it being understood that product or service liability claims shall not be deemed to be incurred in the ordinary course of business);

(e)                                  Any purchase, sale or other disposition, or any agreement or other arrangement for the purchase, sale or other disposition, of any of the properties or assets of the Company other than in the ordinary course of business;

(f)                                    Any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting the properties, assets or business of the Company;

(g)                                 Any declaration, setting aside or payment of any dividend by the Company, or the making of any other distribution in respect of the capital stock of the Company, or any direct or indirect redemption, purchase or other acquisition by the Company of its own capital stock;

(h)                                 Any labor trouble or claim of unfair labor practices involving the Company; any change in the compensation payable or to become payable by the Company to any of its officers, employees, agents or independent contractors other than normal merit increases in accordance with its usual practices; or any bonus payment or arrangement made to or with any of such officers, employees, agents or independent contractors;

(i)                                     Any change with respect to the officers or management of the Company;

(j)                                     Any payment or discharge of a material lien or liability of the Company which was not shown on the Base Balance Sheet or incurred in the ordinary course of business thereafter;

(k)                                  Any obligation or liability incurred by the Company to any of its officers, directors, shareholders or employees, or any loans or advances made by the Company to any of its officers, directors, shareholders or employees, except normal compensation and expense allowances payable to officers, directors or employees;

(l)                                     Any change in accounting methods or practices, credit practices or collection policies used by the Company;

(m)                               Any other transaction entered into by the Company other than transactions in the ordinary course of business; or

(n)                                 Any agreement or understanding whether in writing or otherwise, for the Company to take any of the actions specified in paragraphs (a) through (m) above.

2.12.                     Ordinary Course.  Since the date of the Base Balance Sheet, the Company has conducted its business only in the ordinary course and consistently with its prior practices.

2.13.                     Banking Relations.  All of the arrangements which the Company has with any banking institution are completely and accurately described in Schedule 2.13 attached hereto, indicating with respect to each of such arrangements the type of arrangement maintained (such as checking account, borrowing arrangements, safe deposit box, etc.) and the person or persons authorized in respect thereof.

2.14.                     Intellectual Property.

(a)                                  For the purposes of this Agreement:

“Contractor” means each non-employee service provider of the Company, or any Affiliated Party of the Company who works (or has worked) in, or provides (or has provided) services in connection with, or has ever worked in or provided services in connection with the Business (as defined herein).

“Intellectual Property Rights” means, collectively, all of the following worldwide intangible legal rights, including those existing or acquired by ownership, license or other legal operation, whether or not filed, perfected, registered or recorded in or to:  (i) all worldwide intellectual property rights, including, without limitation, copyrights (whether or not registered) patents, patent applications, patent disclosures and related patent rights (including any and all continuations, divisions, reissues, reexaminations, or extensions thereof), trademarks, trademark registrations and applications therefore, trade secrets, know-how and other proprietary information, trade dress rights, trade names, service marks, service mark registrations and applications therefore, Internet domain names, Internet and World Wide Web URLs or addresses, copyrights, copyright registrations and applications therefore, Moral Rights (as defined herein), franchises, licenses, inventions, trade secrets, and know-how; and (ii) all rights to sue or make any claims for any past, present or future infringement, misappropriation or unauthorized use of any of the foregoing rights and the right to all income, royalties, damages and other payments that are now or may hereafter become due or payable with respect to any of the foregoing rights, including without limitation damages for past, present or future infringement, misappropriation or unauthorized use thereof.

“Moral Rights” means any right to claim authorship to or to object to any distortion, mutilation, or other modification or other derogatory action in relation to a work, whether or not such would be prejudicial to the author’s reputation, and any similar right, existing under common or statutory law of any country in the world or under any treaty, regardless of whether or not such right is denominated or generally referred to as a “moral right.”

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Source Code” means the human readable representation of the computer programs or designs written in any one of several computer-programming languages (e.g. VHDL, Verilog, Matlab, SPICE, C, C++, TCL, Perl, assembly code, etc.) developed or owned by the Company which are used in the development, operation or maintenance of the Company’s software.

“User Data” shall mean all information obtained by Company from any customer or user of the products or services of the Company (each, a “User”) through such individual’s registration with Company in connection with such individual’s use of the business, the provision or use of the products or services of the Company, in connection with the Business or otherwise, which information personally identifies the individual in any manner, including, without limitation, such individual’s name, address, phone number, and/or email address.

(b)                                 Except as described in Schedule 2.14(b)(i), the Company (i) owns and has independently developed, or (ii) has the valid right or license to all Intellectual Property Rights used or to be used in the business of the Company as presently conducted or contemplated (the “Business”) (such Intellectual Property Rights being hereinafter collectively referred to as the “IP Rights”) to the extent that such Intellectual Property Rights are material to the Business.  Such IP Rights are sufficient in all material respects for the present conduct of the Business.  As used in this Section, “Owned IP Rights” means IP Rights which are owned by or purported to be owned by or exclusively licensed to Company in connection with the Business; and “Licensed IP Rights” means IP Rights which are not Owned IP Rights.  Schedule 2.14(b)(ii) contains a true and accurate list of all the IP Rights, including but not limited to Owned IP Rights and Licensed IP Rights.

(c)                                  Except as described in Schedule 2.14(c), neither the execution, delivery and performance of this Agreement nor the consummation of any other transactions or the execution of any other agreements contemplated by this Agreement will, in accordance with their terms:  (i) constitute a material breach of or default under any instrument, contract, license or other agreement governing any IP Right (collectively, the “IP Rights Agreements”); (ii) cause the forfeiture or termination of, or give rise to a right of forfeiture or termination of, any IP Right; or (iii) materially impair the right of Parent to use, possess, sell or license any IP Right or portion thereof.  Except as described in Schedule 2.14(c), there are no royalties, honoraria, fees or other payments payable by Company to any third person or party (other than salaries payable to employees and independent contractors not contingent on or related to use of their work product) as a result of the ownership, use, possession, license-in, sale, marketing, advertising or disposition of any IP Rights to the extent necessary for the conduct of the Business and none will become payable as a result of the consummation of the transactions contemplated by this Agreement.

(d)                                 Except as described in Schedule 2.14(d), neither the use (including without limitation, display, distribution, reproduction and/or modification), development, manufacture, marketing, license, sale, furnishing nor intended use of any IP Rights currently licensed, utilized (including without limitation, displayed, distributed, reproduced and/or modified), sold, provided or furnished by the Company or currently under development by the Company violates any license or agreement between the Company and any third party or infringes or misappropriates any Intellectual Property Right (other than patents or patent applications) or, to the Company’s Knowledge, any patents or patent applications of any other party.  Except as described in Schedule 2.14(d), there is no pending or, to the Company’s Knowledge, threatened claim or litigation contesting the validity, ownership or right of the Company to exercise any IP Right nor is there, to the Company’s Knowledge, any legitimate basis for any such claim, nor has the Company received any notice asserting that any IP Right or the proposed use, sale, license or disposition thereof conflicts or will conflict with the rights of any other party, nor is there, to the Company’s Knowledge, any legitimate basis for any such assertion.

(e)                                  To the Company’s Knowledge and except as described in Schedule 2.14(e), no current or former employee of the Company (an “Employee”) or Contractor: (i) to the Company’s Knowledge, is in material violation of any term or covenant of any employment contract, patent disclosure agreement, invention assignment agreement, non-disclosure agreement, noncompetition agreement or any other contract or agreement with any other party by virtue of such Employee’s or Contractor’s being employed by or performing services for the Company or using trade secrets or proprietary information of others without permission in connection with the Business; or (ii) has developed any technology, software or other copyrightable, patentable, or otherwise proprietary work for the Company in connection with the Business that (x) is subject to any agreement under which such Employee or Contractor has assigned or otherwise granted to any third party any rights (including Intellectual Property Rights) in or to such technology, software or other copyrightable, patentable or otherwise proprietary work or (y) is being retained by such Employee or Contractor for his or her own purpose.  The employment of any Employee or the use of the services of any Contractor does not subject the Company to any liability to any third party for improperly soliciting such Employee or Contractor to work for the Company, whether such liability is based on contractual or other legal obligations to such third party.

(f)                                    Except as described in Schedule 2.14(f), the Company has not embedded any open source, copyleft or community source code in any of its software or other products which are generally available or in development, including but not limited to any libraries or code licensed under the GNU General Public License, GNU Lesser General Public License or similar license arrangement.

(g)                                 The Company has taken all reasonable and appropriate steps to protect, preserve and maintain the secrecy and confidentiality of confidential information and to preserve and maintain all their interests and proprietary rights in IP Rights.  Except as described in Schedule 2.14(g), all Employees and Contractors having access to, or involved in the creation of, proprietary information relating to the Business have executed and delivered to the Company an agreement regarding the protection of such proprietary information and the assignment of Intellectual Property Rights to the Company; and copies of all such agreements have been delivered to Parent.  Except as set forth on Schedule 2.14(g), the Company has secured valid written assignments from all Contractors and Employees, and any other third parties who were involved in, or who contributed to, the creation or development of any Owned IP Rights, of all the rights (except with respect to Moral Rights, all such rights to the fullest extent permitted by law) to such contributions that were created, made or developed by such Persons (alone or jointly with others) or that the Company does not already own by operation of law.  Except as described in Schedule 2.14(g), no current or former Employee, director or Contractor or any third party has any right, license, claim or interest whatsoever in or with respect to any IP Rights.

(h)                                 Schedule 2.14(h) contains, with respect to the Business, a true and complete list of (i) all worldwide registrations made by or on behalf of the Company of any patents, copyrights, mask works, trademarks, service marks, rights in Internet or World Wide Web domain names or URLs with any governmental or quasi-Governmental Authority, including Internet domain name registrars; and (ii) all applications, registrations, filings and other formal written governmental actions made or taken pursuant to federal, state and foreign laws by the Company to secure, perfect or protect its interest in IP Rights, including all patent applications, copyright applications, and applications for registration of trademarks and service marks.  With respect to the Business, all registered trademarks, registered service marks, registered rights in Internet or World Wide Web domain names or URLs, and registered copyrights held by the Company are valid, enforceable and subsisting.  The Company does not own any patents or have any patent applications pending.

(i)                                     The Company owns all right, title and interest in and to all Owned IP Rights free and clear of all Encumbrances and licenses (other than licenses and rights listed in Schedule 2.14(i)).  Upon the Closing Date, the Company’s right, license and interest in and to all Licensed IP Rights will be free and clear of all Encumbrances and licenses (other than the ownership interests of the applicable third party licensors, and the license rights and other rights that may have been granted to third parties by such licensors, and other than licenses and rights listed in Schedule 2.14(i)).

(j)                                     Schedule 2.14(j) contains a true and complete list of (i) all licenses, sublicenses and other agreements as to which the Company is a party and pursuant to which any Employee or Contractor is authorized to use any IP Rights, and (ii) all licenses, sublicenses and other agreements as to which the Company is a party and pursuant to which the Company is authorized to use any third party Intellectual Property Rights used in the conduct of the Business.

(k)                                  To the Company’s Knowledge, there is no unauthorized use, disclosure, infringement or misappropriation of any IP Rights by any third party, including any Employee or former Employee.  The Company has not agreed to indemnify any Employee or Contractor for any infringement of any Intellectual Property Rights of any third party by any product or service that has been sold, licensed to third parties, leased to third parties, supplied, marketed, distributed, or provided by the Company in connection with the Business.

(l)                                     All software developed in connection with the Business and licensed by the Company in connection with the Business and all services provided by or through the Company to any customers in connection with the Business on or prior to the Closing Date conforms in all material respects (to the extent required in contracts with such customers) to applicable contractual commitments, and any applicable express and implied representations and/or warranties provided to such customers and the Company has no material liability (and, there is, to the Company’s Knowledge, no legitimate basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against the Company giving rise to any material liability relating to the foregoing contracts) for replacement or repair thereof or other damages in connection therewith in excess of any reserves therefore reflected on the Base Balance Sheet.

(m)                               No government funding, facilities of a university, college, other educational institution or research center, was used in the development of any IP Rights.  No current or former Employee or Contractor, who was involved in, or who contributed to, the creation or development of any IP Rights, has performed services for the government, university, college, or other educational institution or research center during a period of time during which such Employee or Contractor was also performing services for the Company.

(n)                                 The Company has not collected any User Data from any third parties except as described on Schedule 2.14(n).  The Company has complied with all applicable laws and its published privacy policies relating to (a) the privacy of users of its products and services and all Internet websites owned, maintained or operated by the Company and (b) the collection, storage and transfer of any User Data collected by the Company or by third parties having authorized access to the records of the Company.  The execution, delivery and performance of this Agreement complies with all applicable laws relating to privacy and with the privacy policies of the Company and all consents or authorizations required by such laws and such privacy policies have been obtained.  Copies of all current and prior privacy policies of Company, including the privacy policies included in the Company’s Internet website, are attached as Schedule 2.14(n).  Each such privacy policy and all materials distributed or marketed by the Company has at all times made all disclosures to users or customers required by applicable laws and none of such disclosures made or contained in any such privacy policy or in any such materials have been inaccurate, misleading or deceptive or in violation of any applicable laws.

2.15.                     Contracts.  Except for contracts, commitments, plans, agreements and licenses described in Schedule 2.15 (true and complete copies of which have been delivered to Parent), the Company is not a party to or subject to:

(a)                                  any plan or contract providing for bonuses, pensions, options, stock purchases, deferred compensation, retirement payments, profit sharing, collective bargaining or the like, or any contract or agreement with any labor union;

(b)                                 any employment contract or contract for personal services which requires the payment of more than $75,000 annually or which is not terminable within 30 days by the Company or a Subsidiary without liability for any penalty or severance payment;

(c)                                  any contract or agreement for the purchase by the Company of any commodity, material or equipment except purchase orders in the ordinary course for less than $10,000 each, such orders not exceeding $25,000 in the aggregate;

(d)                                 any other contracts or agreements creating any obligations of the Company of $10,000 or more with respect to any such contract or agreement not specifically disclosed elsewhere under this Agreement which by its terms does not terminate or is not terminable without penalty by the Company or their successors within one year after the date hereof;

(e)                                  any contract with any sales agent or distributor of products of the Company;

(f)                                    any contract containing covenants limiting the freedom of the Company to compete in any line of business or with any Person or entity;

(g)                                 any contract or agreement for the purchase of any fixed asset for a price in excess of $25,000, whether or not such purchase is in the ordinary course of business;

(h)                                 any license agreement (as licensor or licensee), except for off-the-shelf shrink wrap licenses;

(i)                                     any indenture, mortgage, promissory note, loan agreement, guaranty or other agreement or commitment for the borrowing of money by the Company; or

(j)                                     any contract or agreement with any officer, employee, director or shareholder of the Company or with any Persons or organizations controlled by or affiliated with any of them.

The Company is not in default under any such contracts, commitments, plans, agreements or licenses described in said Schedule and does not have any Knowledge of conditions or facts which with notice or passage of time, or both, would constitute a default.

2.16.                     Litigation.  The Company is not a party to any currently pending litigation or governmental or administrative proceedings or investigations.  Except as described in Schedule 2.16, there is no litigation or governmental or administrative proceeding or investigation pending or, to the Knowledge of the Company or the Principal Shareholders, threatened against the Company or its affiliates which may have any adverse effect on the properties, assets, prospects, financial condition or business of the Company or which would prevent or hinder the consummation of the transactions contemplated by this Agreement.

2.17.                     Compliance with Laws.  Except as set forth in Schedule 2.17 hereto, the Company is in compliance with all applicable statutes, ordinances, orders, judgments, decrees, rules and regulations promulgated by any federal, state, municipal entity, agency, court or other governmental authority which apply to the Company or to the conduct of its business, and the Company has not received notice of a violation or alleged violation of any such statute, ordinance, order, rule or regulation, except where the failure to be in compliance with such statutes, ordinances, orders, judgments, decrees, rules or regulations, individually or in the aggregate, would not be reasonably likely to have a material adverse effect on the Company.

2.18.                     Insurance.  The physical properties and assets of the Company are insured to the extent disclosed in Schedule 2.18 attached hereto and all such insurance policies and arrangements are disclosed in said Schedule.  Said insurance policies and arrangements are in full force and effect, all premiums with respect thereto are currently paid, and the Company is in compliance in all material respects with the terms thereof.  Said insurance is customary for the business engaged in by the Company and is sufficient for compliance by the Company with all requirements of law and all agreements and leases to which the Company is a party.

2.19.                     Powers of Attorney.  Neither the Company nor any Principal Shareholder has any outstanding power of attorney relating to the Company’s business or the Company Shares.

2.20.                     Finder’s Fee.  The Company has not incurred or become liable for any broker’s commission or finder’s fee relating to or in connection with the transactions contemplated by this Agreement.

2.21.                     Permits; Burdensome Agreements.  The Company has all permits, registrations, licenses, franchises, certifications and other approvals (collectively, the “Approvals”) required from federal, state or local authorities in order for the Company to conduct its business. Such Approvals include, but are not limited to, those required under federal, state or local statutes, ordinances, orders, requirements, rules, regulations, or laws pertaining to environmental protection, public health and safety and worker health and safety.  The Company is not subject to or bound by any agreement, judgment, decree or order which may materially and adversely affect its business or prospects, its condition, financial or otherwise, or any of its assets or properties.

2.22.                     Corporate Records; Copies of Documents.  The corporate record books of the Company accurately record all corporate action taken by its respective shareholders and board of directors and committees.  The copies of the corporate records of the Company, as made available to Parent for review, are true and complete copies of the originals of such documents.  The Company has made available for inspection and copying by Parent and its counsel true and correct copies of all documents referred to in this Section or in the Schedules delivered to Parent pursuant to this Agreement.

2.23.                     Transactions with Interested Persons.  Except as set forth in Schedule 2.23 hereto, none of the Company, any Principal Shareholder, officer, supervisory employee or director of the Company or, to the Knowledge of Company, any of their respective spouses or family members or other Shareholders or any of the Shareholders’ respective spouses or family members, owns directly or indirectly on an individual or joint basis any material interest in, or serves as an officer or director or in another similar capacity of, any competitor or supplier of Company, or any organization which has a material contract or arrangement with the Company.

2.24.                     Employee Benefit Programs.

(a)                                  Schedule 2.24 lists every Employee Program (as defined below) that has been maintained (as defined below) by the Company at any time during the three-year period ending on the Closing Date.  The Company has not maintained any Employee Programs other than those disclosed on Schedule 2.24.

(b)                                 Each Employee Program that is intended to qualify under Section 401(a) of the Code is subject to a favorable opinion letter from the Internal Revenue Service (“IRS”) regarding its qualification under such section and the Company is not aware of any circumstances that are reasonably likely to result in the revocation of such opinion letter.  No Employee Program is funded through an organization described in Code Section 501(c)(9).

(c)                                  The Company does not know and has no reason to know, of any failure of any party to comply with any laws applicable to the Employee Programs that have been maintained by the Company.  With respect to any Employee Program ever maintained by the Company, there has occurred no “prohibited transaction,” as defined in Section 406 of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) or Code Section 4975, or breach of any duty under ERISA or other applicable law (including, without limitation, any health care continuation requirements or any other tax law requirements, or conditions to favorable tax treatment, applicable to such plan), which could result, directly or indirectly, in any taxes, penalties or other liability to the Company or Parent.  No litigation, arbitration, or governmental administrative proceeding (or investigation) or other proceeding (other than those relating to routine claims for benefits) is pending or threatened with respect to any such Employee Program.

(d)                                 Neither the Company nor any Affiliate (as defined below) (i) has ever maintained any Employee Program which has been subject to title IV of ERISA (including, but not limited to, any Multiemployer Plan (as defined below)) or (ii) has ever provided health care, life insurance or other welfare type benefits to any employees after their employment is terminated (other than as required by part 6 of subtitle B of title I of ERISA or similar state law) or has ever promised to provide such post-termination benefits.

(e)                                  With respect to each Employee Program maintained by the Company within the three years preceding the Closing, complete and correct copies of the following documents (if applicable to such Employee Program) have previously been delivered to Parent:  (i) all documents embodying or governing such Employee Program, and any funding medium for the Employee Program (including, without limitation, trust agreements) as they may have been amended; (ii) the most recent IRS determination or opinion letter, if any, with respect to such Employee Program under Code Section 401 (a), and any applications for determination or approval subsequently filed with the IRS; (iii) the three most recently filed IRS Forms 5500, if any, with all applicable schedules and accountants’ opinions attached thereto; (iv) the summary plan description for such Employee Program (or other descriptions of such Employee Program provided to employees) and all modifications thereto; (v) any insurance policy (including any fiduciary liability insurance policy) related to such Employee Program; (vi) any documents evidencing any loan to an Employee Program that is a leveraged employee stock ownership plan; and (vii) all other materials that are reasonably necessary for Parent to perform any of its responsibilities with respect to any Employee Program subsequent to the Closing (including, without limitation, health care continuation requirements).

(f)                                    For purposes of this section:

(i)                                     “Employee Program” means (A) all employee benefit plans within the meaning of ERISA Section 3(3), including, but not limited to, multiple employer welfare arrangements (within the meaning of ERISA Section 3(40)), plans to which more than one unaffiliated employer contributes and employee benefit plans (such as foreign or excess benefit plans) which are not subject to ERISA; and (B) all stock option plans, bonus or incentive award plans, severance pay policies or agreements, deferred compensation agreements, supplemental income arrangements, vacation plans, and all other employee benefit plans, agreements, and arrangements not described in (A) above.  In the case of an Employee Program funded through an organization described in Code Section 501(c)(9), each reference to such Employee Program shall include a reference to such organization.

(ii)                                  An entity “maintains” an Employee Program if such entity sponsors, contributes to, or provides (or has promised to provide) benefits under such Employee Program, or has any obligation (by agreement or under applicable law) to contribute to or provide benefits under such Employee Program, or if such Employee

Program provides benefits to or otherwise covers employees of such entity, or their spouses, dependents, or beneficiaries.

(iii)                               An entity is an “Affiliate” of the Company if it would have ever been considered a single employer with the Company under ERISA Section 4001(b) or part of the same “controlled group” as the Company for purposes of ERISA Section 302(d)(8)(C).

(iv)                              “Multiemployer Plan” means a (pension or non-pension) employee benefit plan to which more than one employer contributes and which is maintained pursuant to one or more collective bargaining agreements.

2.25.                     Environmental Matters.

(a)                                  (i) The Company has no liability under, and has never violated, any Environmental Law (as defined below); (ii) the Company and any property operated, leased, or used exclusively by the Company, are presently in compliance with all applicable Environmental Laws; (iii) the Company has never entered into or been subject to any judgment, consent decree, compliance order, or administrative order with respect to any environmental or health and safety matter or received any request for information, notice, demand letter, administrative inquiry, or formal or informal complaint or claim with respect to any environmental or health and safety matter or the enforcement of any Environmental Law; and (iv) the Company has no reason to believe that any of the items enumerated in clause (iii) of this subsection will be forthcoming.

(b)                                 For purposes of this Section 2.25, “Environmental Law” shall mean any environmental or health and safety-related law, regulation, rule, ordinance, or by-law at the foreign, federal, state, or local level, whether existing as of the date hereof, previously enforced, or subsequently enacted; and “Company” shall mean and include Company and all other entities for whose conduct the Company is or may be held responsible under any Environmental Law.

2.26.                     List of Directors and Officers.  Schedule 2.26 hereto contains a true and complete list of all current directors and officers of the Company.  In addition, Schedule 2.26 hereto contains a list of all managers, employees and consultants of the Company who, individually, have received for the fiscal year ending March 31, 2004, or are currently scheduled to receive for the fiscal year ending March 31, 2005, compensation from the Company in excess of $75,000.  In each case such Schedule includes the current job title and aggregate annual compensation of each such individual.

2.27.                     Non-Foreign Status.  The Company is not a “foreign person” within the meaning of Section 1445 of the Code and Treasury Regulations Section 1.1445-2.

2.28.                     Employees; Labor Matters.  The Company employs a total of approximately 10 full-time employees and one part-time employee.  The Company does not employ a total of 100 or more employees (excluding employees who work less than 20 hours per week or who have worked for the Company less than six of the last twelve months) and will not have employed 100 or more employees at any point during the 90 days prior to and including the Closing Date.  The Company is not delinquent in payments to any of its employees for any wages, salaries, commissions, bonuses or other direct compensation for any services performed for it to the date hereof or amounts required to be reimbursed to such employees.  Upon termination of the employment of any of said employees, neither the Company nor Parent will by reason of the transactions contemplated under this Agreement or anything done prior to the Closing be liable to any of said employees for so-called “severance pay” or any other payments, except as set forth in Schedule 2.28.  The Company has no policy, practice, plan or program of paying severance pay or any form of severance compensation in connection with the termination of employment, except as set forth in said Schedule.  The Company is in compliance with all applicable laws and regulations respecting labor, employment, fair employment practices, work place safety and health, terms and conditions of employment, and wages and hours, except where the failure to be in compliance with such laws and regulations, individually or in the aggregate, would not be reasonably likely to have a material adverse effect on the Company.  There are no charges with any administrative agency or court, or threatened in writing, alleging employment discrimination or unfair labor practices, nor are there any strikes, slowdowns, stoppages of work, or any other concerted interference with normal operations which are existing, pending or threatened against or involving the Company.  No question concerning representation exists respecting any employees of the Company.  There are no grievances, complaints or charges that have been filed against the Company under any dispute resolution procedure (including, but not limited to, any proceedings under any dispute resolution procedure under any collective bargaining agreement) that might have an adverse effect on the Company or the conduct of its business, and there is no arbitration or similar proceeding pending and no claim therefor has been asserted.  No collective bargaining agreement is in effect or is currently being or is about to be negotiated by the Company.  The Company has not received any information indicating that any of its employment policies or practices is currently being audited or investigated by any federal, state or local government agency.  The Company is, and at all times since November 6, 1986 has been, in material compliance with the requirements of the Immigration Reform Control Act of 1986.

2.29.                     Customers, Distributors and Suppliers.  Schedule 2.29(a) sets forth any customer, advertiser or sales representative (whether pursuant to a commission, royalty or other arrangement) that accounts for more than 5% of the sales of the Company on a consolidated basis for the twelve months ended March 31, 2004 or the one month ended as of the date of the Base Balance Sheet (collectively, the “Customers”).  Schedule 2.29(b) lists all of the suppliers of the Company to whom during the fiscal year ended March 31, 2004 the Company made payments aggregating $50,000 or more showing, with respect to each, the name and dollar volume involved (the “Suppliers”).  The relationships of the Company with its Customers and Suppliers are good commercial working relationships.  No Customer or Supplier named on Schedules 2.29(a) or (b) has cancelled, materially modified, or otherwise terminated its relationship with the Company, or has during the last twelve months decreased materially its services, supplies or materials to the Company or its usage or purchase of the services or products of the Company, nor to the Knowledge of Company, does any such Customer or Supplier have any plan or intention to do any of the foregoing.

2.30.                     Transfer of Shares.  No holder of stock of the Company has at any time transferred any of such stock to any employee of the Company, which transfer constituted or could be viewed as compensation for services rendered to the Company by said employee.

2.31.                     Stock Repurchase.  Except as set forth on Schedule 2.31, the Company has not redeemed or repurchased any of its capital stock.

2.32.                     Exclusivity.  None of the Company, the Principal Shareholders or, to the Knowledge of the Company (without any independent investigation by the Company), any other Shareholder, has entered into any currently effective agreement to sell the Company Shares or any of the assets of the Company to a third party.

2.33.                     Disclosure.  The representations, warranties and statements contained in this Agreement and in the certificates, exhibits and schedules delivered by the Company pursuant to this Agreement to Parent do not contain any untrue statement of a material fact, and, when taken together, do not omit to state a material fact required to be stated therein or necessary in order to make such representations, warranties or statements not misleading in light of the circumstances under which they were made.  To the Company’s Knowledge, there are no facts which presently or may in the future have a material adverse affect on the business, properties, prospects, operations or condition of the Company which have not been specifically disclosed herein or in a Schedule furnished herewith, other than general economic conditions affecting the industries in which the Company operates.

SECTION 3.  REPRESENTATIONS AND WARRANTIES OF PRINCIPAL SHAREHOLDERS.

As a material inducement to Parent to enter into this Agreement and consummate the transactions contemplated hereby, each Principal Shareholder hereby severally makes to Parent and Merger Subsidiary each of the representations and warranties set forth in this Section 3 with respect to such Shareholder.  No Principal Shareholder shall have any right of indemnity or contribution from the Company with respect to the breach of any representation or warranty hereunder.

3.1.                            Company Shares.  Such Principal Shareholder owns of record and beneficially the number of the Company Shares set forth opposite such Principal Shareholder’s name in Exhibit A free and clear of any and all liens, encumbrances, charges or claims under Division 8 of the California Commercial Code or otherwise.

3.2.                            Authority.  Such Principal Shareholder has full right, authority, power and capacity to enter into this Agreement and each agreement, document and instrument to be executed and delivered by or on behalf of such Principal Shareholder pursuant to this Agreement and to carry out the transactions contemplated hereby and thereby.  This Agreement and each agreement, document and instrument executed and delivered by such Principal Shareholder pursuant to this Agreement constitutes a valid and binding obligation of such Principal Shareholder, enforceable in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors rights generally and by the effect of general principals of equity (regardless of whether enforcement is considered in a proceeding in equity or at law), and such Principal Shareholder has full power and authority to transfer, sell and deliver the Company Shares owned by such Principal Shareholder to Parent or Merger Subsidiary, as applicable, pursuant to this Agreement.

3.3.                            Non-Contravention; Consents.  The execution, delivery and performance of this Agreement and each such agreement, document and instrument:

(i)                                     does not and will not violate any laws of the United States or any state or other jurisdiction applicable to such Principal Shareholder, except for violations which, individually or in the aggregate, would not have a material adverse effect on such Principal Shareholder, or require such Principal Shareholder to obtain any approval, consent or waiver from, or make any filing with, any Person or entity (governmental or otherwise) that has not been obtained or made; and

(ii)                                  does not and will not result in a breach of, constitute a default under, accelerate any obligation under, or give rise to a right of termination of, any indenture or loan or credit agreement or any other agreement, contract, instrument, mortgage, lien, lease, permit, authorization, order, writ, judgment, injunction, decree, determination or arbitration award to which such Principal Shareholder is a party or by which the property of such Principal Shareholder is bound or affected or result in the creation or imposition of any mortgage, pledge, lien, security interest or other charge or encumbrance on any assets of the Company or on Company Shares owned by such Principal Shareholder, except as specifically identified on Schedule 3.3.

3.4.                            Finder’s Fee.  Such Principal Shareholder has not incurred or become liable for any broker’s commission or finder’s fee relating to or in connection with the transactions contemplated by this Agreement.

3.5.                            Agreements.  Except as set forth in Schedule 3.5, each such Principal Shareholder who is employed by the Company is not a party to any non-competition, trade secret or confidentiality agreement with any party other than the Company.  There are no agreements or arrangements not contained herein or disclosed in a Schedule hereto, to which such Principal Shareholder is a party relating to the business of the Company or to such Principal Shareholder’s rights and obligations as a shareholder, director or officer of the Company.  Except as set forth in Schedule 3.5, such Principal Shareholder does not own, directly or indirectly, on an individual or joint basis, any material interest in, or serve as an officer or director of, any customer, competitor or supplier of the Company, or any organization which has a contract or arrangement with the Company.  Such Principal Shareholder has not at any time transferred any of the stock of the Company held by or for such holder to any employee of the Company, which transfer constituted or could be viewed as compensation for services rendered to the Company by said employee.  Except as set forth in Schedule 3.5, the execution, delivery and performance of this Agreement will not violate or result in a default or acceleration of any obligation under any contract, agreement, indenture or other instrument involving the Company to which such Principal Shareholder is a party.

SECTION 4.  COVENANTS OF THE COMPANY AND THE PRINCIPAL SHAREHOLDERS.

4.1.                            Making of Covenants and Agreements.  The Company and the Principal Shareholders jointly and severally hereby make the covenants and agreements set forth in this

Section 4 and the Principal Shareholders agree to cause the Company to comply with such agreements and covenants.  No Principal Shareholder shall have any right of indemnity or contribution from the Company with respect to the breach of any covenant or agreement hereunder.

4.2.                            Notice of Default.  Promptly upon the occurrence of, or promptly upon the Company or a Principal Shareholder becoming aware of the impending or threatened occurrence of, any event which would cause or constitute a breach or default, or would have caused or constituted a breach or default had such event occurred or been known to the Company or such Principal Shareholder prior to the date hereof, of any of the representations, warranties or covenants of the Company or the Principal Shareholders contained in or referred to in this Agreement or in any Schedule or Exhibit referred to in this Agreement, the Company or the Principal Shareholders shall give detailed written notice thereof to Parent and the Company and the Principal Shareholders shall use their best efforts to prevent or promptly remedy the same.

4.3.                            Non-competition.

(a)                                  For the purposes of this Agreement:

“Affiliated Party” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person.  As used in this definition, the term “control” (including the terms “controlling,” “controlled by” and “under common control with”) means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

(b)                                 The Principal Shareholders hereby acknowledge that Parent and Merger Subsidiary will invest substantial time, money and resources in acquiring the Business, as well as in the development and retention of the Company’s inventions, confidential information, customers, accounts and business partners of the Business.  Therefore, each Principal Shareholder hereby agrees that, if allowed to participate in a competitive business in violation of this Section 4.3, such Principal Shareholder would substantially impair the value of the Business being acquired by Parent and Merger Subsidiary.  Each Principal Shareholder agrees that for a three (3) year period following the Closing Date, such Principal Shareholder shall not, in any capacity, or in association with others, directly or indirectly, as advisor, agent, owner, partner, shareholder, beneficial owner or in any other capacity, engage or participate in, be employed by or assist in any manner or in any capacity, or have any interest in or make any loan to any Person, firm, corporation or business, or any division of a business, that engages primarily in the business of providing online news, reviews, community and e-commerce related to the entertainment industry or any other business activities substantially similar to those conducted by the Company through the www.rottentomatoes.com website on or prior to the date hereof in any state of the United States or any other location in which access to the Internet is available; provided, however, the foregoing shall not prevent a Principal Shareholder from owning beneficially or of record up to one percent of the outstanding securities of a publicly-held corporation which engages in competitive activities.

(c)                                  During the three (3) year period following the Closing Date, each Principal Shareholder shall use its best efforts to ensure that such Principal Shareholders do not, directly or indirectly, for the benefit of any of such Principal Shareholders or their respective Affiliated Parties:

(i)                                     engage in the business of providing online news, reviews, community and e-commerce related to the entertainment industry or any other business activities substantially similar to those conducted by the Company through the www.rottentomatoes.com website on or prior to the date hereof in any state of the United States or any other location in which access to the Internet is available;

(ii)                                  solicit for employment any Person who is currently employed or becomes employed by Parent or the Surviving Corporation or an independent contractor of Parent or the Surviving Corporation or an Affiliated Party of Parent or the Surviving Corporation in connection with the Business (it being understood that this clause shall not prohibit the Principal Shareholders from employing an employee of Parent or the Surviving Corporation or an Affiliated Party of Parent or the Surviving Corporation that initiates contact with the Principal Shareholders and seeks employment from the Principal Shareholders); or

(iii)                               solicit or entice advertisers, suppliers or customers of Parent or the Surviving Corporation or an Affiliated Party of Parent or the Surviving Corporation to cease doing business with or reduce its relationship with Parent or the Surviving Corporation or an Affiliated Party of Parent or the Surviving Corporation.

(d)                                 In the event of a breach of any of the covenants set forth in this Section 4.3 by any Principal Shareholder, Parent or the Surviving Corporation will be entitled to an injunction or other appropriate equitable relief against such Principal Shareholder restraining such breach in addition to any other remedies provided by law or equity without having to show or prove actual damage to Parent or the Surviving Corporation.  In the event that any covenant in this Section 4.3 is held to be invalid, illegal or unenforceable by any court of competent jurisdiction or any other governmental authority, it is agreed and understood that such covenant will not be voided but rather will be construed to impose limitations upon Parent’s, the Surviving Corporation’s or the Principal Shareholders’ activities no greater than those allowable under then applicable law.

(e)                                  In the event that Parent defaults on its payment obligations and the Shareholders’ Representative exercises its right to acceleration under Section 1.10, the covenants set forth in this Section 4.3 shall terminate; provided; however, that if, subsequent to such default and acceleration, Parent satisfies its payment obligations under Section 1.10 in full, the provisions of this Section 4.3 shall be deemed not to have terminated and shall be binding obligations.

4.4.                            Tax Returns.

(a)                                  The Company and the Principal Shareholders shall cooperate with Parent to permit the Company in accordance with applicable law to promptly prepare and file on or before the due date or any extension thereof all federal, state and local tax returns required to be filed by the Company with respect to taxable periods ending on or before the Closing.  The Company and Parent will prepare  and file such returns in accordance with the past practices of the Company.

(b)                                 On the Closing Date, the Company will not incur, and Parent will not permit the Company to incur, any tax liability after the Effective Time other than in the ordinary course of business consistent with the past practices of the Company.

(c)                                  The Shareholders and the Parent acknowledge and agree that the First Installment Payment, Second Installment Payment, First Installment Preferred Consideration and Second Installment Preferred Consideration (the “Deferred Consideration”) will be bifurcated pursuant to Section 1.1275-4(c)(2) of the Treasury Regulations into contingent and noncontingent payments.  To the extent that the payments are contingent, a portion of the Deferred Consideration will be treated as a payment of interest to the Shareholders, and Parent will be permitted to claim a corresponding interest deduction, pursuant to Section 1.1275-4(c)(4) of the Treasury Regulations.  Parent agrees to report for income tax purposes any payment of interest to the Shareholders with regard to the contingent payments as the payments are made to the Shareholders pursuant to this Agreement in a manner consistent with Section 1.1275-4(c)(4) of the Treasury Regulations.  To the extent that the payments are noncontingent, the rules of Section 1.1275-4(c)(3) and Code Section 1274 shall apply; provided, however, that the total amount of the contingent payments in the Deferred Consideration shall not exceed the Maximum Indemnification Amount.  The Company shall determine the appropriate bifurcation of the Deferred Consideration in its sole discretion.

4.5.                            [Intentionally Omitted.]

4.6.                            Conduct of the Company.  Except as expressly required by this Agreement, from the date hereof until the Effective Time, the Company shall conduct its business in the ordinary course consistent with past practice and shall use its reasonable best efforts to preserve intact its business organization and relationships with third parties and to keep available the services of its present officers and employees.  Without limiting the generality of the foregoing, from the date hereof until the Effective Time, except as otherwise agreed in writing by Parent:

(a)                                  the Company will not adopt or propose any change to its Articles of Incorporation or By-laws;

(b)                                 the Company will not merge or consolidate with any other Person or acquire a material amount of stock or assets of any other Person;

(c)                                  the Company will not sell, lease, license or otherwise dispose of any assets, securities or property except (i) pursuant to any existing contracts or commitments set forth on Schedule 2.15 and (ii) in the ordinary course consistent with past practice;

(d)                                 the Company will not (i) take any action that would make any representation and warranty of the Company hereunder inaccurate in any material respect at, or as of any time prior to, the Effective Time or (ii) omit to take any action necessary to prevent any such representation or warranty from being inaccurate in any material respect at any such time;

(e)                                  the Company will not adopt or amend any bonus, profit sharing, compensation, severance, termination, stock option, pension, retirement, deferred compensation, employment or employee benefit plan, agreement, trust, plan, fund or other arrangement for the benefit and welfare of any director, officer or employee;

(f)                                    the Company will not increase in any manner the compensation or fringe benefits of any director, officer or employee;

(g)                                 the Company will not pay any benefit not required by any currently existing plan or arrangement (including, without limitation, grant stock options or stock appreciation rights or remove existing restrictions in any benefit plans or agreements);

(h)                                 without the prior written consent of Parent, the Company will not make or change any Tax election, change any annual Tax accounting period, adopt or change any method of Tax accounting, file any amended return, enter into any closing agreement, settle any Tax claim or assessment, surrender any right to claim a Tax refund (or offset or other reduction in Tax liability), consent to any extension or waiver of the limitations period applicable to any Tax claim or assessment or take or omit to take any other action relating to the filing of any return or the payment of any Tax, if such election, adoption, change, amendment, agreement, settlement, action or omission would have the effect of materially increasing the Tax liability or materially reducing any Tax attribute of the Company on the Closing Date;

(i)                                     the Company will not forgive any existing indebtedness to the Company or discharge any security interest in favor of the Company, or make any loans, advances (other than to customers of the Company in an aggregate amount not in excess of $10,000) or capital contributions to, or investments in, any other Person;

(j)                                     the Company will not pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of material liabilities reflected or reserved against in, or contemplated by, the most financial statements (or the notes thereto) of the Company set forth in Schedule 2.8;

(k)                                  the Company will not enter into any contract that may result in total payments or liability by in excess of $10,000, and the Company will not enter into multiple contracts which may result in total aggregate payments or liability by or to it in excess of $25,000;

(l)                                     the Company will not enter into, amend, terminate, take or omit to take any action that would constitute a violation of or default under any contract set forth in Schedule 2.15;

(m)                               the Company will not make or commit to make capital expenditures in excess of $15,000 in the aggregate;

(n)                                 the Company will not, without prior notification and consultation with Parent, terminate any employee under circumstances which would result in severance payments to such employee or pay any severance benefits to any employee on account of such employee’s termination other than in accordance with past practice disclosed on Schedule 2.24;

(o)                                 the Company will maintain in full force and effect in all material respects the insurance policies listed on Schedule 2.18 or substantially similar replacement policies;

(p)                                 the Company will not create, incur or assume any indebtedness (including, without limitation, refinancing or modifying any existing indebtedness), assume, guarantee, endorse or otherwise become liable or responsible (whether, directly, contingently or otherwise) for the indebtedness of another Person, enter into any agreement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing;

(q)                                 the Company will not mortgage or pledge any of its property or assets or subject any such property or assets to any security interest;

(r)                                    the Company will not change any of its methods, principles or practices of accounting currently in effect other than as required by GAAP;

(s)                                  the Company will not enter into or amend or otherwise modify any agreement or arrangement with Persons that are affiliates or, as of the date of this Agreement, are officers or directors of the Company;

(t)                                    the Company will not institute or settle any legal proceeding involving the Company or in connection with which the Company could have any liability or obligations; and

(u)                                 the Company will not license, encumber or transfer to any person or entity any rights to Intellectual Property Rights other than licenses or transfers necessary to conduct development or perform services in the ordinary course of business consistent with past practices;

(v)                                 the Company will not write down or write up (or fail to write down or write up in accordance with consistent past practice) the value of any receivables or revalue any assets of the Company, other than in the ordinary course of business and in accordance with GAAP;

(w)                               the Company will not allow any permit that was issued or related to the Company to lapse or terminate or fail to renew any such permit or any insurance policy that is scheduled to terminate or expire within 30 calendar days of the date of this Agreement; and

(x)                                   the Company will not (A) declare, set aside or pay any dividend or make any other distribution or payment (whether in cash, stock or other property) with respect to any of the Company Shares or (B) directly or indirectly redeem, purchase or otherwise acquire any of its shares of capital stock, or make any commitment for any such action;

(y)                                 the Company will not agree or commit to do any of the foregoing.

Notwithstanding anything in this Agreement to the contrary, the Company agrees to (i) consult in good faith, cooperate and confer on a regular basis with one or more representatives of Parent designated by Parent to report operational matters of materiality, in order to allow for an orderly transition and (ii) use its reasonable best efforts to perform such actions as reasonably requested on Schedule 4.6 prior to Closing.

4.7.                            Access to Information.  From the date hereof until the Effective Time and subject to applicable law and the Confidentiality Agreement dated April 28, 2004 between the Company and Parent (the “Confidentiality Agreement”), the Company shall (i) give Parent, its counsel, financial advisors, auditors and other authorized representatives reasonable access during reasonable business hours to the offices, properties, books and records of the Company, (ii) furnish to Parent, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information as such Persons may reasonably request and (iii) instruct the employees, counsel, financial advisors, auditors and other authorized representatives of the Company to cooperate with Parent in its investigation of the Company.  Any investigation pursuant to this Section shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Company.  No information or knowledge obtained by Parent in any investigation pursuant to this Section shall affect or be deemed to modify any representation or warranty made by the Company hereunder.

4.8.                            No Solicitation; Other Offers.  From the date hereof (or with respect to a party that executes this Agreement or a joinder thereto at a later date, as of such date of execution) until the termination hereof, the Principal Shareholders who have executed this Agreement or a joinder thereto and the Company will not, and will cause its officers, directors, employees, investment bankers, attorneys, accountants, consultants or other agents or advisors of the Company not to, directly or indirectly, (i) solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to the acquisition of any capital stock or other voting securities of the Company (including any acquisition structured as a merger, consolidation, or share exchange), (ii) solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to the acquisition of any material assets of the Company, or (iii) participate in any discussions or negotiations with any Person regarding, or that reasonably may be expected to lead to, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek, any of the foregoing.  The Company will promptly notify any party with which discussions or negotiations of the nature described above are pending, if any, that the Company is terminating such discussions or negotiations.  The Company will notify Parent immediately (but in any event within 24 hours) if any Person makes any proposal, offer, or bona fide inquiry with respect to any of the foregoing, and provide the identity of such Person and the terms of such proposal, offer or bona fide inquiry.

4.9.                            Reasonable Best Efforts.  Subject to the terms and conditions of this Agreement, Company and the Principal Shareholders will use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the Transactions.

(a)                                  The Company shall use its reasonable best efforts to obtain the written consent of the Shareholders of the Company to the approval and adoption of (i) this Agreement and the Merger and (ii) any other matters submitted to the Shareholders in connection with the transactions contemplated hereby (collectively, the “Shareholder Proposals”) as soon as reasonably practicable following the date hereof.  The directors of the Company shall recommend approval and adoption of the Shareholder Proposals by the Shareholders of the Company.  In connection with the solicitation of written consents, the Company shall use its reasonable best efforts to otherwise comply with all legal requirements applicable to the solicitation of written consents.  The Company shall provide Parent with the opportunity to review and provide comments on such disclosure information at a reasonable time prior to the circulation of such materials to the Shareholders and will in good faith consider all comments made by Parent.  Such disclosure information will be prepared by the Company and be in form and substance reasonably satisfactory to Parent, with indication of such satisfaction not to be unreasonably withheld or delayed.

4.10.                     Public Announcements.  The Company and Principal Shareholders will consult with Parent before issuing any press release or making any public statement with respect to this Agreement or the Transactions and, except as may be required by applicable law, the Company and Principal Shareholders shall not issue any press release or make any public statement with respect to this Agreement or the Transactions without the prior consent of Parent, which consent shall not be unreasonably withheld.

4.11.                     401(k) Plan.  The Company shall terminate its 401(k) Plan effective as of the Effective Time.

SECTION 5.  REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUBSIDIARY.

5.1.                            Making of Representations and Warranties.  As a material inducement to the Company and the Principal Shareholders to enter into this Agreement and consummate the transactions contemplated hereby, Parent and Merger Subsidiary each hereby makes the representations and warranties to the Company and the Shareholders contained in this Section 5.

5.2.                            Organization of Parent and Merger Subsidiary.  Parent is a corporation duly incorporated, validly existing and in good standing under the laws of Delaware with full corporate power to own or lease its properties and to conduct its business in the manner and in the places where such properties are owned or leased or such business is conducted by it.  Merger Subsidiary is a corporation duly incorporated, validly existing and in good standing under the laws of California with full corporate power to own or lease its properties and to conduct its business in the manner and in the places where such properties are owned or leased or such business is conducted by it.

5.3.                            Authority of Parent and Merger Subsidiary.  Each of Parent and Merger Subsidiary has full right, authority and power to enter into this Agreement and each agreement, document and instrument to be executed and delivered by Parent or Merger Subsidiary pursuant to this Agreement and to carry out the transactions contemplated hereby.  The execution, delivery and performance by Parent or Merger Subsidiary of this Agreement and each such other agreement, document and instrument have been duly authorized by all necessary corporate action of Parent or Merger Subsidiary and no other action on the part of Parent or Merger Subsidiary is required in connection therewith.  This Agreement and each other agreement, document and instrument executed and delivered by Parent and Merger Subsidiary pursuant to this Agreement constitute, or when executed and delivered will constitute, valid and binding obligations of Parent and Merger Subsidiary enforceable in accordance with their terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors rights generally and by the effect of general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

5.4.                            Non-Contravention; Consents.  The execution, delivery and performance by Parent of this Agreement and each such agreement, document and instrument:

(a)                                  does not and will not violate any provision of the Certificate of Incorporation or by-laws of Parent;

(b)                                 does not and will not violate any laws of the United States, or any state or other jurisdiction applicable to Parent, except for violations which, individually or in the aggregate, would not have a material adverse affect on Parent, or require Parent to obtain any approval, consent or waiver of, or make any filing with, any person or entity (governmental or otherwise) that has not been obtained or made; and

(c)                                  does not and will not result in a breach of, constitute a default under, accelerate any obligation under, or give rise to a right of termination of any indenture or loan or credit agreement or any other agreement, contract, instrument, mortgage, lien, lease, permit, authorization, order, writ, judgment, injunction, decree, determination or arbitration award to which Parent is a party or by which the property of Parent is bound or affected, except as identified on Schedule 5.4.

5.5.                            Litigation.  There is no litigation pending or, to its Knowledge, threatened against Parent or Merger Subsidiary that would prevent or hinder the consummation of the transactions contemplated by this Agreement.

5.6.                            Finder’s Fee.  Each of Parent and Merger Subsidiary has not incurred or become liable for any broker’s commission or finder’s fee relating to or in connection with the transactions contemplated by this Agreement.

5.7.                            Financial Resources.  Parent or Merger Subsidiary has or will have, prior to Closing, sufficient cash available to consummate the transactions contemplated by this Agreement.

5.8.                            No Implied Representations and Warranties.   Each of Parent and Merger Subsidiary hereby acknowledges and agrees that none of the Company or any Shareholder or any of their respective officers, directors, partners, employees, Affiliated Parties or representatives is making any representation or warranty whatsoever, express or implied, except those representations and warranties contained in this Agreement (as qualified by the Company Disclosure Schedule) or in any certificate contemplated hereby and delivered by the Company or the Shareholders in connection with the Transactions.  In particular, each of Parent and Merger

Subsidiary hereby acknowledges and agrees that none of the Company or any Shareholder has made or is making any representation or warranty to Parent or Merger Subsidiary with respect to any financial projection or forecast provided to any person in connection with the Transactions. With respect to any such financial projection or forecast delivered by or on behalf of the Company or any Shareholder to Parent or Merger Subsidiary, each of Parent or Merger Subsidiary acknowledges that there are uncertainties inherent in attempting to make such financial projections or forecasts and that it is making its own evaluation of such projections or forecasts.

SECTION 6.  COVENANTS OF PARENT AND MERGER SUBSIDIARY.

6.1.                            Making of Covenants and Agreement.  Each of Parent and Merger Subsidiary hereby makes the covenants and agreements set forth in this Section 6.

6.2.                            Confidentiality.   Each of Parent and Merger Subsidiary hereby agrees that, unless and until the Closing has been consummated, each of Parent and Merger Subsidiary and their officers, directors, agents and representatives will hold in strict confidence, and will not use any confidential or proprietary data or information obtained from the Company or the Shareholders with respect to the business or financial condition of the Company except for the purpose of evaluating, negotiating and completing the Transactions.  Information generally known in the industries of the Company or which has been disclosed to Parent or Merger Subsidiary by third parties which have a right to do so shall not be deemed confidential or proprietary information for the purposes of this agreement.  If the Transactions are not consummated, Parent or Merger Subsidiary, as applicable, will return to the Company (or certify that it has destroyed) all copies of such data and information, including but not limited to financial information, customer lists, business and corporate records, worksheets, test reports, tax returns, lists, memoranda, and other documents prepared by or made available to Parent in connection with the Transactions.

6.3.                            Reasonable Best Efforts.  Subject to the terms and conditions of this Agreement, Parent will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the Transactions, including causing Merger Subsidiary to take such actions.

6.4.                            Public Announcements.  Parent will consult with the Company before issuing any press release or making any public statement with respect to this Agreement or the Transactions and, except as may be required by applicable law, Parent shall not issue any press release or make any public statement with respect to this Agreement or the Transactions without the prior consent of the other party, which consent shall not be unreasonably withheld.

6.5.                            401(k) Plan.  Parent will take such steps as are necessary to allow Employees of the Company to enroll in Parent’s 401(k) Plan upon the Closing and to roll-over any amounts from the Company 401(k) Plan into the Parent’s 401(k) Plan.

SECTION 7.  CONDITIONS.

7.1.                            Conditions to the Obligations of Parent.  The obligation of Parent to consummate this Agreement and the transactions contemplated hereby are subject to the fulfillment, prior to or at the Closing, of the following conditions precedent:

(a)                                  Representations; Warranties; Covenants.  Each of the representations and warranties of the Company and the Principal Shareholders contained in this Agreement qualified as to materiality or “material adverse effect” and the representations and warranties contained in Section 2.3 shall be true and correct in all respects and each of the representations and warranties of the Company and the Principal Shareholders contained in this Agreement not so qualified shall be true and correct in all material respects as of the Closing Date (except for such representations and warranties that speak specifically as of the date hereof or as of another date, which shall be true and correct in all material respects as of such date); and the Company and each of the Principal Shareholders shall, on or before the Closing, have performed in all material respects all of their obligations hereunder which by the terms hereof are to be performed on or before the Closing.

(b)                                 No Material Change.  There shall have been no material adverse change in the financial condition, prospects, properties, assets, liabilities, business or operations of the Company, taken as a whole, since April 28, 2004, other than any such effects relating to (a) the United States economy in general or the Company’s industry in general (other than those that would have a materially disproportionate effect relative to other industry participants on the Company), or (b) the execution of this Agreement and the announcement, and the possible consummation, of the transactions contemplated hereby.

(c)                                  Certificate from Officers.  The Company shall have delivered to Parent a certificate of the Company’s President and Chief Financial Officer dated as of the Closing to the effect that the statements set forth in paragraph (a) and (b) above in this Section 7.1 are true and correct.

(d)                                 Opinion of Counsel.  On the Closing Date, Parent shall have received from  Orrick, Herrington & Sutcliffe LLP, counsel for the Company, an opinion as of said date, in form attached hereto as Exhibit C.

(e)                                  No Litigation.  There shall have been no determination by Parent, acting in good faith, that the consummation of the transactions contemplated by this Agreement has become inadvisable or impracticable by reason of the institution or threat by any Person or any federal, state or other governmental authority of litigation, proceedings or other action against Parent, the Company or any Shareholder.

(f)                                    Consents.  The Company or the Shareholders shall have made all filings with and notifications of governmental authorities, regulatory agencies and other entities required to be made by the Company or the Shareholders in connection with the execution and delivery of this Agreement, the performance of the transactions contemplated hereby and the continued operation of the business of the Company by Parent subsequent to the Closing; and the Company, the Shareholders and Parent shall have received all authorizations, waivers, consents and permits, in form and substance reasonably satisfactory to Parent, from all third parties, including, without limitation, applicable governmental authorities, regulatory agencies, lessors, lenders and contract parties, required to permit the continuation of the Business of the Company and the consummation of the transactions contemplated by this Agreement, and to avoid a breach, default, termination, acceleration or modification of any indenture, loan or credit agreement or any other agreement, contract, instrument, mortgage, lien, lease, permit, authorization, order, writ, judgment, injunction, decree, determination or arbitration award as a result of, or in connection with, the execution and performance of this Agreement.

(g)                                 Employment Agreements.  Each of Patrick Lee, Stephen Wang and Senh Duong shall have executed and delivered to Parent an Employment Agreement in substantially the form of Exhibit D attached hereto.

(h)                                 FIRPTA Withholding.  The Company shall have delivered to Parent a properly executed certificate in the form provided on Exhibit E, certifying that the Company Shares do not constitute “United States real property interests” under Section 897(c) of the Code, for purposes of satisfying Parent’s obligations under Treasury Regulation Section 1.1445-2(c)(3).  In addition, simultaneously with delivery of such certification, the Company shall have delivered to Parent a form of notice to the Internal Revenue Service in accordance with the requirements of Treasury Regulation Section 1.897-2(h)(2) along with written authorization for Parent to deliver such notice form to the Internal Revenue Service on behalf of the Company upon the Closing, in the form provided on Exhibit E.

(i)                                     [Intentionally Omitted.]

(j)                                     [Intentionally Omitted.]

(k)                                  Employee Programs.  The Company shall have taken all steps necessary under the relevant documents and applicable law to maintain the qualification of each Employee Program identified on Schedule 2.24.

(l)                                     Resignations.  The Company shall have delivered to Parent the resignations of all of the Directors of the Company and of such officers of the Company as may be requested by Parent at least five (5) days prior to the Closing, such resignations to be effective at the Closing.

(m)                               Releases.  The Company shall have delivered to Parent general releases signed by each of the Principal Shareholders of all claims which any of them have against the Company in the form attached here to as
Exhibit F.

(n)                                 Shareholder Approval.  The Company’s Shareholders shall have approved the Transactions in accordance with the California Code.

7.2.                            Conditions to Obligations of the Company and the Principal Shareholders.  The obligation of the Company and the Principal Shareholders to consummate this Agreement and the transactions contemplated hereby is subject to the fulfillment, prior to or at the Closing, of the following conditions precedent:

(a)                                  Representations; Warranties; Covenants.  Each of the representations and warranties of Parent and Merger Subsidiary contained in this Agreement qualified as to materiality or “material adverse effect” shall be true and correct in all respects and each of the representations and warranties of the Parent and Merger Subsidiary contained in this Agreement not so qualified shall be true and correct in all material respects as of the Closing Date (except for such representations and warranties that speak specifically as of the date hereof or as of another date, which shall be true and correct as of such date); Parent and Merger Subsidiary shall, on or before the Closing, have performed in all material respects all of their obligations hereunder which by the terms hereof are to be performed on or before the Closing; and Parent and Merger Subsidiary shall have delivered to the Company and the Shareholders a certificate of their President or any Vice President of Parent and Merger Subsidiary dated on the Closing to such effect.

(b)                                 No Litigation.  There shall have been no determination by the Company, acting in good faith, that the consummation of the transactions contemplated by this Agreement has become inadvisable or impracticable by reason of the institution or threat by any Person or any federal, state or other governmental authority of material litigation, proceedings or other action against Parent, Merger Subsidiary, the Company, any Subsidiary or any Shareholder.

(c)                                  Consents.  Parent shall have made all filings with and notifications of governmental authorities, regulatory agencies and other entities required to be made by Parent in connection with the execution and delivery of this Agreement and the performance of the transactions contemplated hereby; and the Company, the Shareholders and Parent shall have received all authorizations, waivers, consents and permits, in form and substance reasonably satisfactory to the Company and the Shareholders, from all third parties, including, without limitation, applicable governmental authorities, regulatory agencies, lessors, lenders (including those lenders set forth on Schedule 5.4) and contract parties, required to permit the consummation of the transactions contemplated by this Agreement, and to avoid a breach, default, termination, acceleration or modification of any indenture, loan or credit agreement or any other agreement, contract, instrument, mortgage, lien, lease, permit, authorization, order, writ, judgment, injunction, decree, determination or arbitration award as a result of, or in connection with, the execution and performance of this Agreement.

(d)                                 Employment Agreements.  Parent shall have executed and delivered to each of Patrick Lee, Stephen Wang and Senh Duong an Employment Agreement in substantially the form of Exhibit D attached hereto.

(e)                                  Opinion of Counsel.  On the Closing Date, the Company shall have received from Goodwin Procter  LLP, counsel for the Parent and Merger Subsidiary, an opinion as of said date, in the form attached hereto as Exhibit G.

(f)                                    Shareholder Approval.  Parent, as the Merger Subsidiary’s sole shareholder, shall have approved the Transactions in accordance with the California Code.

SECTION 8.  RIGHTS AND OBLIGATIONS SUBSEQUENT TO CLOSING.

8.1.                            Survival of Warranties.  Each of the representations, warranties, agreements, covenants and obligations herein or in any schedule, exhibit, or certificate delivered by any party to the other party are material, shall be deemed to have been relied upon by the other party and shall survive the Closing for a period of two (2) years following the Closing Date, regardless of any investigation, and shall not merge in the performance of any obligation by either party hereto; provided, however, that certain representations and warranties including, but limited to, the representations and warranties set forth in Sections 2.2, 2.4, 2.5, 3.2, 5.2, and 5.3 of this Agreement shall survive indefinitely.

SECTION 9.  INDEMNIFICATION.

9.1.                            Indemnification by the Shareholders and Optionholders.  The Shareholders and Optionholders jointly and severally agree subsequent to the Closing to indemnify and hold the Company, Parent and Merger Subsidiary and their respective subsidiaries and Affiliated Parties and Persons serving as officers, directors, partners or employees thereof (individually, a “Parent Indemnified Party,” and collectively, the “Parent Indemnified Parties”) harmless from and against any damages, liabilities, losses, taxes, fines, penalties, costs, and expenses (including, without limitation, reasonable fees of counsel) of any kind or nature whatsoever (whether or not arising out of third-party claims and including all amounts paid in investigation, defense or settlement of the foregoing) which may be sustained or suffered by any of them arising out of, based upon or related to any of the following matters:

(a)                                  breach of Section 2.3 of this Agreement, fraud, intentional misrepresentation or a deliberate or willful breach by the Company or any Shareholder or Optionholder of any of their representations, warranties or covenants under this Agreement or in any certificate, schedule or exhibit delivered pursuant hereto;

(b)                                 any other breach of any representation, warranty or covenant of the Company or any Shareholder or Optionholder under this Agreement or in any certificate, schedule or exhibit delivered pursuant hereto, or by reason of any claim, action or proceeding asserted or instituted growing out of any matter or thing constituting a breach of such representations, warranties or covenants;

(c)                                  any liability of the Company or any Subsidiary for Taxes for any taxable period ending on or before the Closing Date or otherwise allocable to a portion of the taxable period ending on the Closing Date using the appropriate allocation method set forth in Section 1.11(e); provided, that the Shareholders and Optionholders shall not be responsible for, and shall not be required to indemnify Parent Indemnified Parties against, any Taxes to the extent that such Taxes do not exceed the accrued liability for Taxes taken into account in determining the Closing Working Capital under Section 1.11(b), if any; and

(d)                                 the Final Net Working Capital Adjustment Amount, if any.

9.2.                            Limitations on Indemnification by the Shareholders and Optionholders.  Notwithstanding the foregoing, the right of Parent Indemnified Parties to indemnification under Section 9.1 shall be subject to the following provisions:

(a)                                  No indemnification shall be payable pursuant to Subsection 9.1(b) above to any Parent Indemnified Party, unless the total of all claims for indemnification pursuant to Section 9.1 shall exceed $75,000 in the aggregate, whereupon the full amount of such claims shall be recoverable in accordance with the terms hereof; provided, however, that the maximum liability of the Shareholders and Optionholders to Parent Indemnified Parties shall be (i) Two Million Dollars ($2,000,000) in the aggregate for claims made during the period of time beginning on the Closing Date and ending on the first anniversary of the Closing Date (the “Maximum First Installment Indemnification”) and (ii) an amount equal to (x) Eight Hundred Thousand Dollars ($800,000) minus (y) the extent to which the Shareholders and Optionholders liability to Parent Indemnified Parties during the period of time beginning on the Closing Date and ending on the first anniversary of the Closing Date exceeds One Million Two Hundred Thousand Dollars ($1,200,000), if at all, in the aggregate for claims made during the period of time beginning on the day after the first anniversary of the Closing Date and ending on the second anniversary of the Closing Date (the “Maximum Second Installment Indemnification”); provided, that the aggregate amount of claims subject to indemnification by the Shareholders and Optionholders shall not exceed Two Million Dollars ($2,000,000) (the “Maximum Indemnification Amount”).

(b)                                 No indemnification shall be payable to a Parent Indemnified Party with respect to claims asserted pursuant to Subsection 9.1(b) (exclusive of any claims for indemnification (i) for Taxes or based upon or related to a breach of any representation, warranty or covenant with respect to Taxes or tax related matters, or (ii) based upon or related to a breach of any representation or warranty set forth in Section 2.3 of this Agreement) after the second anniversary of the Closing Date (the “Indemnification Cut-Off Date”).

(c)                                  The provisions of Section 9.2(a) shall not apply to claims for indemnification made pursuant to Section 9.1(a) or 9.1(d).

(d)                                 In case any event shall occur which would otherwise entitle either party to assert a claim for indemnification hereunder, no loss, damage or expense shall be deemed to have been sustained by such party to the extent of (i) any tax savings actually realized by such party with respect thereto, or (ii) any proceeds actually received by such party from any insurance policies with respect thereto (less expenses incurred in obtaining such insurance proceeds and excluding any Tax benefit arising from timing a difference under Tax law).

(e)                                  No Shareholder or Optionholder shall be liable for any breach of any covenant, agreement, representation or warranty made by any other Shareholder under Section 3 hereof.

9.3.                            Indemnification by Parent.  Parent agrees to indemnify and hold the Shareholders and Optionholders (individually a “Shareholder Indemnified Party” and collectively the “Shareholder Indemnified Parties”) harmless from and against any damages, liabilities, losses, taxes, fines, penalties, costs and expenses (including, without limitation, reasonable fees of counsel) of any kind or nature whatsoever (whether or not arising out of third-party claims and including all amounts paid in investigation, defense or settlement of the foregoing) which may be sustained or suffered by any of them arising out of any breach of any representation, warranty or covenant made by Parent in this Agreement or in any certificate delivered by Parent hereunder, or by reason of any claim, action or proceeding asserted or instituted growing out of any matter or thing constituting such a breach.

9.4.                            Limitation on Indemnification by Parent.  Notwithstanding the foregoing, the right of Shareholder Indemnified Parties to indemnification under Section 9.3 shall be subject to the following provisions:

(a)                                  No indemnification pursuant to Section 9.3 shall be payable to any Shareholder Indemnified Party (except for claims pertaining to any failure of Parent to satisfy its payment obligations under Section 1.7), unless the total of all claims for indemnification pursuant to Section 9.3 shall exceed $75,000 in the aggregate, whereupon the full amount of such claims shall be recoverable in accordance with the terms hereof; and

(b)                                 No indemnification shall be payable to any Shareholder Indemnified Party with respect to claims asserted pursuant to Section 9.3 above after the Indemnification Cut-Off Date except for indemnification for claims of a Payment Breach.

9.5.                            Notice; Defense of Claims.  A Parent Indemnified Party may make claims for indemnification hereunder by giving written notice thereof to the Shareholders’ Representative within the period in which indemnification claims can be made hereunder.  A Shareholder Indemnified Party may make claims for indemnification hereunder by giving written notice thereof to Parent within the period in which indemnification claims can be made hereunder.  If indemnification is sought for a claim or liability asserted by a third party, the indemnified party shall also give written notice thereof to the indemnifying party promptly after it receives notice of the claim or liability being asserted, but the failure to do so shall not relieve the indemnifying party from any liability except to the extent that it is prejudiced by the failure or delay in giving such notice.  Such notice shall summarize the bases for the claim for indemnification and any claim or liability being asserted by a third party.  Within thirty (30) days after receiving such notice the indemnifying party shall give written notice to the indemnified party stating whether it disputes the claim for indemnification and whether it will defend against any third party claim or liability at its own cost and expense.  If the indemnifying party fails to give notice that it disputes an indemnification claim within thirty (30) days after receipt of notice thereof, it shall be deemed to have accepted and agreed to the claim, which shall become immediately due and payable.  If the indemnifying party gives notice that it disputes an indemnification claim within such thirty (30) day period and after such thirty (30) day period there remains a dispute as to any claims, the indemnified party and indemnifying party shall attempt in good faith for an additional thirty (30) days to agree upon the rights of the respective parties with respect to each of such claims.  If the indemnified party and indemnifying party should so agree, a written certification setting forth such agreement shall be prepared and signed by both parties (with the Shareholders’ Representative signing on behalf of any Shareholder Indemnified Party).  The indemnifying party shall, if agreed in such certification, make payment for claims or other disposition as agreed in such certification and such performance shall satisfy all of the indemnifying party’s obligations as to such claim.  The indemnifying party shall be entitled to direct the defense against a third party claim or liability with counsel selected by it (subject to the consent of the indemnified party, which consent shall not be unreasonably withheld) as long as the indemnifying party is conducting a good faith and diligent defense.  The indemnified party shall at all times have the right to fully participate in the defense of a third party claim or liability at its own expense directly or through counsel; provided, however, that if the named parties to the action or proceeding include both the indemnifying party and the indemnified party and the indemnified party is advised that representation of both parties by the same counsel would be inappropriate under applicable standards of professional conduct, the indemnified party may engage separate counsel at the expense of the indemnifying party.  If no such notice of intent to dispute and defend a third party claim or liability is given by the indemnifying party, or if such good faith and diligent defense is not being or ceases to be conducted by the indemnifying party, the indemnified party shall have the right, at the expense of the indemnifying party, to undertake the defense of such claim or liability (with counsel selected by the indemnified party), and to compromise or settle it, exercising reasonable business judgment.  If the third party claim or liability is one that by its nature cannot be defended solely by the indemnifying party, then the indemnified party shall make available such information and assistance as the indemnifying party may reasonably request and shall cooperate with the indemnifying party in such defense, at the expense of the indemnifying party.

9.6.                            Sole Remedy.  The sole remedy of Parent for the claims of the nature described in this Section 9, excluding claims arising out of a breach of the covenants set forth in Section 4.3, shall be the indemnity set forth in Section 9.2, as limited by the provisions set forth elsewhere in this Section 9.  Notwithstanding anything else herein contained, except for claims arising out of a breach of the covenants set forth in Section 4.3, Parent’s remedies under this Section 9 shall be limited to its right to setoff amounts owed to Shareholders and Optionholders pursuant to Sections 1.7 and 1.9 and Parent shall have no right of recovery against the Company or its directors, officers, the Shareholders, affiliates, agents or representatives except for its rights of setoff against the Merger Consideration, as forth in Section 1.7 and 1.8 hereof.

SECTION 10.  TERMINATION

10.1.                     Termination of Agreement.  The parties may terminate this Agreement as provided below:

(a)                                  The parties may terminate this Agreement by the mutual written consent of the Company, the Shareholders’ Representative and Parent at any time prior to the Closing;

(b)                                 Parent may terminate this Agreement by giving written notice to the Company and the Shareholders’ Representative at any time prior to the Closing in the event the Company or any Principal Shareholder that has executed this Agreement has breached any representation, warranty, or covenant contained in this Agreement in any material respect, and such breach is not cured upon the earlier to occur of (x) ten (10) business days after notice of such breach has been given by Parent to the Company and the Shareholders’ Representative or (y) the date this Agreement is terminated pursuant to Section 10.1(e) below;

(c)                                  The Company and the Shareholders’ Representative may terminate this Agreement by giving written notice to Parent at any time prior to the Closing in the event Parent or Merger Subsidiary has breached any representation, warranty, or covenant contained in this Agreement in any material respect, and such breach is not cured upon the earlier to occur of (x) ten (10) business days after notice of such breach has been given by the Company and the Shareholders’ Representative to Parent and Merger Subsidiary or (y) the date this Agreement is terminated pursuant to Section 10.1(e) below;

(d)                                 The Company and the Shareholders’ Representative may terminate this Agreement by giving written notice to Parent in the event Parent shall not have received any of the consents set forth on Schedule 5.4 within fifteen (15) days of the date hereof; and

(e)                                  Any of the Company, the Shareholders’ Representative or Parent may terminate this Agreement if the Closing has not occurred prior to sixty (60) days from the date hereof; provided, that no party then in breach may have the right to terminate this Agreement under the terms hereof.

10.2.                     Effect of Termination.  If  the Company, the Shareholders’ Representative or Parent terminates this Agreement pursuant to Section 10.1 above, all rights and obligations of the parties hereunder shall terminate without any liability of any party, except for any liability of any party then in breach of any representations, warranties, covenants or obligations hereunder.  Notwithstanding the foregoing, the provisions of Sections 4.10, 6.2, 6.4, 10.2, 12.1 and 12.2 shall survive any termination hereof pursuant to Section 10.1.

SECTION 11.  DEFINITIONS

11.1.                     Certain Definitions.

As used in this Agreement, the following terms shall have the meanings set forth below:

“Affiliate” shall have the meaning set forth in Section 2.24(f)(iii).

“Affiliated Party” shall have the meaning set forth in section 4.3(a).

“Agreement of Merger” shall have the meaning set forth in Section 1.1(a).

“Approvals” shall have the meaning set forth in Section 2.21.

“Base Balance Sheet” shall have the meaning set forth in Section 2.8(a).

“Base Working Capital” shall have the meaning set forth in Section 1.11(a).

“Business” shall have the meaning set forth in Section 2.14(b).

“California Code” shall have the meaning set forth in Section 1.1(a).

“Cash Common Consideration” shall have the meaning set forth in Section 1.7(b).

“Cash Preferred Consideration” shall have the meaning set forth in Section 1.7(a)(iv).

“Certificates” shall have the meaning set forth in Section 1.12.

“Change of Control” shall have the meaning set forth in Section 1.10(b).

“Change of Control Closing” shall have the meaning set forth in Section 1.10(a)(i).

“Closing” shall have the meaning set forth in Section 1.1(d).

“Closing Common Electees” shall have the meaning set forth in Section 1.8(a).

“Closing Deferred Election Consideration” shall have the meaning set forth in Section 1.8(c)(ii)(1).

“Closing Election Consideration” shall have the meaning set forth in Section 1.8(c)(i)(1).

“Closing Date” shall have the meaning set forth in Section 1.1(d).

“Closing Option Electees” shall have the meaning set forth in Section 1.8(a).

“Closing Payment Option” shall have the meaning set forth in Section 1.8(c)(i).

“Closing Preferred Consideration” shall have the meaning set forth in Section 1.7(a)(i).

“Closing Working Capital” shall have the meaning set forth in Section 1.11(b).

“Code” shall have the meaning set forth in Section 2.9(c).

“Common Percentage” shall have the meaning set forth in section 1.7(b).

“Common Released Indemnification Payment” shall have the meaning set forth in section 1.8(c)(vi).

“Common Shareholder” shall have the meaning set forth in section 1.8.

“Common Share Amount” shall have the meaning set forth in section 1.7(b).

“Company Disclosure Schedule” shall have the meaning set forth in Section 2.1.

“Company Options” shall have the meaning set forth in Section 1.9(a).

“Company Shares” shall have the meaning set forth in the preamble to this Agreement.

“Confidentiality Agreement” shall have the meaning set forth in Section 4.7(a).

“Contractor” shall have the meaning set forth in Section 2.14(a).

“Cure Period” shall have the meaning set forth in Section 1.10.

“Current Assets” shall have the meaning set forth in Section 1.11(d).

“Current Liabilities” shall have the meaning set forth in Section 1.11(d).

“Customers” shall have the meaning set forth in Section 2.29.

“Deferred Common Electees” shall have the meaning set forth in Section 1.8(a).

“Deferred Consideration” shall have the meaning set forth in Section 4.4(c).

“Deferred Option Electees” shall have the meaning set forth in Section 1.8(a).

“Deferred Payment Option” shall have the meaning set forth in Section 1.8(c)(ii).

“Deficit Election Amount” shall have the meaning set forth in Section 1.8(b).

“Dissenting Shares” shall have the meaning set forth in Section 1.6(a).

“Effective Time” shall have the meaning set forth in Section 1.1(b).

“Election Form” shall have the meaning set forth in Section 1.8.

“Employee” shall have the meaning set forth in Section 2.14(e).

“Employee Program” shall have the meaning set forth in Section 2.24(f)(i).

“Encumbrances” shall have the meaning set forth in Section 2.7(a)(i).

“Environmental Law” shall have the meaning set forth in Section 2.25(b).

“ERISA” shall have the meaning set forth in Section 2.24(c).

“Estimated Closing Date Balance Sheet” shall have the meaning set forth in Section 1.11(a).

“Estimated Closing Working Capital” shall have the meaning set forth in Section 1.11(a).

“Estimated Working Capital Adjustment Amount” shall have the meaning set forth in Section 1.11(a).

“Excess Election Amount” shall have the meaning set forth in Section 1.8(a).

“Final Net Working Capital Adjustment Amount” shall have the meaning set forth in Section 1.11(c).

“First Installment Closing Election Consideration” shall have the meaning set forth in Section 1.8(c)(i)(2).

“First Installment Deferred Election Consideration” shall have the meaning set forth in Section 1.8(c)(ii)(2).

“First Installment Payment” shall have the meaning set forth in Section 1.8(c)(iv).

“First Installment Preferred Consideration” shall have the meaning set forth in Section 1.7(a)(ii).

“First Preferred Indemnification Withholding Amount” shall have the meaning set forth in Section 1.7(a)(i).

“First Year” shall have the meaning set forth in Section 1.7(a)(ii).

“GAAP” shall have the meaning set forth in Section 1.11(a).

“Indemnification Cut-Off Date” shall have the meaning set forth in Section 9.2(b).

“Initial Payment” shall have the meaning set forth in Section 1.8(c)(iii).

“Intellectual Property Rights” shall have the meaning set forth in Section 2.14(a).

“IP Rights” shall have the meaning set forth in Section 2.14(b).

“IP Rights Agreements” shall have the meaning set forth in Section 2.14(c).

“IRS” shall have the meaning set forth in Section 2.24(b).

“Knowledge,” with respect to the Company, shall mean the actual knowledge of Patrick Lee, Senh Duong, Stephen Wang and Lily Chi after reasonable inquiry, and with respect to the Parent, shall mean the actual knowledge of Mark Jung, Michael Sheridan, Richard Jalichandra and Craig Abruzzo after reasonable inquiry.  Any such individual shall be deemed to have knowledge of a particular fact, circumstance, event or other matter if such knowledge could have been obtained by such individual after reasonable inquiry in connection with the performance of such individual’s ordinary duties to the Company or from reasonable inquiry of the employees of the Company that directly report to such individual as a person charged with administrative or operational responsibility for the Company.

“Leased Real Property” shall have the meaning set forth in Section 2.7(a).

“Licensed IP Rights” shall have the meaning set forth in Section 2.14(b).

“Maximum First Installment Indemnification” shall have the meaning set forth in Section 9.2(a).

“Maximum Indemnification Amount” shall have the meaning set forth in Section 9.2(a).

“Maximum Second Installment Indemnification” shall have the meaning set forth in Section 9.2(a).

“Merger” shall have the meaning set forth in Section 1.1(a).

“Merger Consideration” shall have the meaning set forth in Section 1.7.

“Merger Subsidiary” shall have the meaning set forth in the preamble to this Agreement.

“Merger Subsidiary Share” shall have the meaning set forth in Section 1.4.

“Moral Rights” shall have the meaning set forth in Section 2.14(a).

“Multiemployer Plan” shall have the meaning set forth in Section 2.24(f)(iv).

“Notice” shall have the meaning set forth in Section 1.10.

“Objection Notice” shall have the meaning set forth in Section 1.11(b).

“Option Payment” shall have the meaning set forth in Section 1.9(a).

“Option Plan” shall have the meaning set forth in Section 2.3(c).

“Optionholder” shall have the meaning set forth in shall have the meaning set forth in Section 1.9(a).

“Owned IP Rights” shall have the meaning set forth in Section 2.14(b).

“Parent Indemnified Party” shall have the meaning set forth in Section 9.1.

“Parent” shall have the meaning set forth in the preamble to this Agreement.

“Payment Breach” shall have the meaning set forth in Section 1.10.

“Permitted Encumbrances” shall have the meaning set forth in Section 2.7(a)(i).

“Person” shall have the meaning set forth in Section 2.14(a).

“Post Closing Balance Sheet” shall have the meaning set forth in Section 1.11(b).

“Preferred Percentage” shall have the meaning set forth in Section 1.7(a)(i).

“Preferred Released Indemnification Payment” shall have the meaning set forth in Section 1.7(a)(iv).

“Preferred Share Amount” shall have the meaning set forth in Section 1.7(a)(i).

“Preferred Unadjusted Payment” shall have the meaning set forth in Section 1.7(a)(i).

“Principal Shareholder” shall have the meaning set forth in the preamble to this Agreement.

“Second Installment Closing Election Consideration” shall have the meaning set forth in Section 1.8(c)(i)(3).

“Second Installment Deferred Election Consideration” shall have the meaning set forth in Section 1.8(c)(ii)(3).

“Second Installment Payment” shall have the meaning set forth in Section 1.8(c)(v).

“Second Installment Preferred Consideration” shall have the meaning set forth in Section 1.7(a)(iii).

“Second Year” shall have the meaning set forth in Section 1.7(a)(iii).

“Shareholder” shall have the meaning set forth in the preamble to this Agreement.

“Shareholder Indemnified Party” shall have the meaning set forth in Section 9.3.

“Shareholder Proposals” shall have the meaning set forth in Section 4.9(a).

“Shareholders’ Representative” shall have the meaning set forth in Section 1.13(a).

“Source Code” shall have the meaning set forth in Section 2.14(a).

“Suppliers” shall have the meaning set forth in Section 2.29.

“Surviving Corporation” shall have the meaning set forth in Section 1.1(a).

“Taxes” shall have the meaning set forth in Section 2.9(a).

“Total Closing Election Amount” shall have the meaning set forth in Section 1.8(a).

“Total Share Amount” shall have the meaning set forth in Section 1.7(a)(i).

“Transactions” shall have the meaning set forth in Section 1.11(a).

“User Data” shall have the meaning set forth in Section 2.14(a)

“Working Capital” shall have the meaning set forth in Section 1.11(d).

SECTION 12.  MISCELLANEOUS.

12.1.                     Fees and Expenses.

(a)                                  Each of the parties shall bear its own expenses in connection with the negotiation and the consummation of the Transactions, and no expenses of the Company, Shareholders or Optionholders relating in any way to the Merger, purchase, sale or transfer of the Company Shares hereunder and the Transactions, including without limitation legal, accounting or other professional expenses of the Company, Shareholders or Optionholders, shall be charged to or paid by the Parent or Merger Subsidiary.

(b)                                 The Shareholders will pay all costs incurred, whether at or subsequent to the Closing, in connection with the transfer of the Company Shares to Parent as contemplated by this Agreement, including without limitation, all transfer taxes and charges applicable to such transfer, and all costs of obtaining permits, waivers, registrations or consents with respect to any assets, rights or contracts of the Company.

12.2.                     Governing Law.  This Agreement shall be construed under and governed by the internal laws of the State of California without regard to its conflict of laws provisions.

12.3.                     Notices.  Any notice, request, demand or other communication required or permitted hereunder shall be in writing and shall be deemed to have been given if delivered or sent by facsimile transmission, upon receipt, or if sent by registered or certified mail, upon the sooner of the date on which receipt is acknowledged or the expiration of three days after deposit in United States post office facilities properly addressed with postage prepaid.  All notices to a party will be sent to the addresses set forth below or to such other address or person as such party may designate by notice to each other party hereunder:

TO PARENT:	IGN Entertainment, Inc.
8000 Marina Boulevard
2nd Floor
Brisbane, CA 94005
Fax:
Attn: Chief Executive Officer

With a copy to:	Goodwin Procter LLP
Exchange Place
Boston, MA 02109
Fax: (617) 523-1231
Attn: David F. Dietz, P.C.

TO COMPANY:	IncFusion Corporation
2200 Powell Street
Suite 1085
Emeryville, CA 94608
Fax: (510) 595-2946
Attention: Patrick Lee

With a copy to:	Orrick, Herrington & Sutcliffe LLP

(until July 1, 2004)
400 Sansome Street
San Francisco, CA 94111
fax: (415) 773-5759
Attention: Brett Cooper

(after July 1, 2004)
The Orrick Building
405 Howard Street
San Francisco, CA 94105-2669
fax: (415) 773-5759
Attention: Brett Cooper

TO ANY SHAREHOLDER:	Patrick Lee
54 Emery Bay Drive
Emeryville, CA 94608

With a copy to:	Orrick, Herrington & Sutcliffe LLP at the above address.

Any notice given hereunder may be given on behalf of any party by his counsel or other authorized representatives.

12.4.                     Entire Agreement.  This Agreement, including the Schedules and Exhibits referred to herein and the other writings specifically identified herein or contemplated hereby and the Confidentiality Agreement, is complete, reflects the entire agreement of the parties with respect to its subject matter, and supersedes all previous written or oral negotiations, commitments and writings.  No promises, representations, understandings, warranties and agreements have been made by any of the parties hereto except as referred to herein or in such Schedules and Exhibits or in such other writings; and all inducements to the making of this Agreement relied upon by either party hereto have been expressed herein or in such Schedules or Exhibits or in such other writings.

12.5.                     Assignability; Binding Effect.  This Agreement shall only be assignable by Parent or Merger Subsidiary to a corporation or partnership controlling, controlled by or under common control with Parent upon written notice to the Company and the Shareholders; provided that Parent shall remain liable for all of its obligations hereunder notwithstanding any such assignment.  This Agreement may not be assigned by the Principal Shareholders or the Company without the prior written consent of Parent.  This Agreement shall be binding upon and enforceable by, and shall inure to the benefit of, the parties hereto and their respective successors and permitted assigns.  No Shareholder may assign or delegate his, her or its rights to receive the Merger Consideration pursuant to Section 1.7, except by the laws of descent.

12.6.                     Specific Performance.  The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof, in addition to any other remedy to which they are entitled at law or in equity.

12.7.                     Captions, Gender and Defined Terms.  The captions in this Agreement are for convenience only and shall not affect the construction or interpretation of any term or provision hereof.  The use in this Agreement of the masculine pronoun in reference to a party hereto shall be deemed to include the feminine or neuter, as the context may require.  All defined terms used herein shall have meanings to be applicable equally to both the singular and plural forms of such terms.

12.8.                     Execution in Counterparts.  For the convenience of the parties and to facilitate execution, this Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same document.

12.9.                     Amendments.  This Agreement may not be amended or modified, nor may compliance with any condition or covenant set forth herein be waived, except by a writing duly and validly executed by each party hereto, or in the case of a waiver, the party waiving compliance.

12.10.              Consent to Jurisdiction.  Each of the parties hereby consents to personal jurisdiction, service of process and venue in the federal or state courts of California for any claim, suit or proceeding arising under this Agreement, or in the case of a third party claim subject to indemnification hereunder, in the court where such claim is brought.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF the parties hereto have caused this Agreement and Plan of Merger to be executed as of the date set forth above by their duly authorized representatives.

PARENT:

IGN Entertainment, Inc.

By:	/s/ MARK A. JUNG
Name: Mark A. Jung
Title: CEO

MERGER SUBSIDIARY:

IGN Entertainment Acquisition Corp.

By:	/s/ MARK A. JUNG
Name: Mark A. Jung
Title: President

COMPANY:

IncFusion Corporation d.b.a Rotten Tomatoes

By:	/s/ PATRICK Y. LEE
Name: Patrick Y. Lee
Title: CEO

PRINCIPAL SHAREHOLDERS:

/s/ SENH DOUNG
Senh Doung

/s/ PATRICK LEE
Patrick Lee

/s/ STEPHEN WANG
Stephen Wang

S-1

SHAREHOLDERS’ REPRESENTATIVE:

/s/ PATRICK LEE
Patrick Lee

S-2

Exhibit A

Shareholder List

[Shareholder List has been omitted pursuant to Item 601(b)(2) of Regulation S-K. A copy of this exhibit will be furnished supplementally to the Commission upon request.]

Exhibit B

Option Grant List

[Option Grant List has been omitted pursuant to Item 601(b)(2) of Regulation S-K. A copy of this exhibit will be furnished supplementally to the Commission upon request.]

Exhibit C

Form of Opinion of Company’s Counsel

[Form of Opinion of Company’s Counsel has been omitted pursuant to Item 601(b)(2) of Regulation S-K. A copy of this exhibit will be furnished supplementally to the Commission upon request.]

Exhibit D

Form of Employment Agreement

EXECUTION COPY

EMPLOYMENT AGREEMENT

This AGREEMENT (the “Agreement”) is made as of July 13, 2004 (the “Effective Date”), by and between IGN ENTERTAINMENT, INC, a Delaware corporation with its headquarters located in 8000 Marina Blvd., 2nd Floor, Brisbane, CA 94005 (the “Employer”), and Senh Duong (the “Employee”).  In consideration of the mutual covenants contained in this Agreement, the Employer and the Employee agree as follows:

1.     Employment.  The Employer agrees to employ the Employee and the Employee agrees to be employed by the Employer on the terms and conditions set forth in this Agreement.

2.     Capacity.  The Employee shall initially serve the Employer at the Director level or other similar level commensurate with Employer’s current employees with similar responsibilities. In such capacity or capacities, the Employee shall perform such services and duties in connection with the business and affairs of the Employer as may be assigned or delegated to the Employee from time to time by or under the authority of the Employer.

3.     Term.  Subject to the provisions of Section 7, the term of employment pursuant to this Agreement (the “Term”) shall be two (2) years from the Effective Date.

4.     [Intentionally Omitted.]

5.     Compensation and Benefits.  The regular compensation and benefits payable to the Employee under this Agreement shall be as follows:

(a)   Salary.  For all services rendered by the Employee under this Agreement, the Employer shall pay the Employee a salary (the “Salary”) at the annual rate of Eighty Thousand Dollars ($80,000) per year.  The Salary shall be payable in periodic installments in accordance with the Employer’s usual practice for its employees, with a maximum of thirty-one (31) calendar days between scheduled payments.  In the event that Patrick Lee exercises his option under Section 4 of his employment agreement, attached hereto, as Exhibit A, Employee’s Salary hereunder shall be increased by an amount equal to fifty percent (50%) of any reduction in Patrick Lee’s Salary.  However, in no event shall any increase in Salary pursuant to the immediately preceding sentence exceed Twenty Thousand Dollars ($20,000).

(b)   Bonuses.  Employee’s entitlement to incentive bonuses from the Employer is discretionary and shall be determined by the Board, its Compensation Committee or the Chief Executive Officer of the Employer in good faith based upon the extent to which Employee’s individual performance objectives and the Employer’s profitability objectives and other financial and non-financial objectives are achieved during the applicable bonus period.

(c)   Regular Benefits.  The Employee shall also be entitled to participate in any employee benefit plans, medical insurance plans, life insurance plans, disability income plans, retirement plans, vacation plans, stock option plans, employee stock purchase program, expense reimbursement plans and other benefit plans which the Employer may from time to time have in effect for most of its employees.  Such participation shall be subject to the terms of the applicable plan documents, generally applicable policies of the Employer, applicable law and the discretion of Employer, or any administrative or other committee provided for in or contemplated by any such plan.  Nothing contained in this Agreement shall be construed to create any obligation on the part of the Employer to establish any such plan or to maintain the effectiveness of any such plan which may be in effect from time to time.

(d)   Taxation of Payments and Benefits.  The Employer shall undertake to make deductions, withholdings and tax reports with respect to payments and benefits under this Agreement to the extent that it reasonably and in good faith believes that it is required to make such deductions, withholdings and tax reports. Payments under this Agreement shall be in amounts net of any such deductions or withholdings. Nothing in this Agreement shall be construed to require the Employer to make any payments to compensate the Employee for any adverse tax effect associated with any payments or benefits or for any deduction or withholding from any payment or benefit.

(e)   Exclusivity of Salary and Benefits.  The Employee shall not be entitled to any payments or benefits from Employer other than those provided under this Agreement.

(f)    Extent of Service.  During the Employee’s employment under this Agreement, the Employee shall, subject to the direction and supervision of the Employer, devote the Employee’s full business time, best efforts and business judgment, skill and knowledge to the advancement of the Employer’s interests and to the discharge of the Employee’s duties and responsibilities under this Agreement.  While employed with the Employer, the Employee may engage in other business activities or projects provided that the Employee does not use the Employer’s resources for such engagements and the other project or business does not compete with the Employer.

6.     Termination and Termination Benefits.  Notwithstanding the provisions of Section 3, the Employee’s employment under this Agreement shall terminate under the following circumstances set forth in this Section 6.

(a)   Termination by the Employer for Cause.  The Employee’s employment under this Agreement may be terminated for cause without further liability on the part of the Employer effective immediately upon written notice to the Employee.  If this provision is exercised, Employee will receive written notice from Employer stating forth clearly the reason(s) for termination, within thirty (30) days of termination.  The following shall constitute “cause” for such termination:

(i)            dishonest statements or acts of the Employee with respect to the Employer or any affiliate of the Employer;

(ii)           the commission by or indictment of the Employee for (A) a felony or (B) any misdemeanor involving moral turpitude, deceit, dishonesty or fraud (“indictment,” for these purposes, meaning an indictment, probable cause hearing or any other procedure pursuant to which an initial determination of probable or reasonable cause with respect to such offense is made);

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(iii)          failure to perform to the reasonable satisfaction of Employer a substantial portion of the Employee’s duties and responsibilities assigned or delegated under this Agreement, which failure continues, in the reasonable judgment of Employer, after written notice given to the Employee by Employer; Employee will have thirty (30) days from written notice to remedy, improve, and/or correct the comments made in Employer’s writing. If employer still desires to terminate employee for ‘cause’, then employee will be given a written explanation upon termination of employment.

(iv)          gross negligence or willful misconduct of the Employee with respect to the Employer or any affiliate of the Employer; or

(v)           material breach by the Employee of any of the Employee’s obligations under this Agreement, which breach is not remedied within 10 working days after written notice from the Employer.

(b)   Termination by the Employee.  The Employee’s employment under this Agreement may be terminated by the Employee by written notice to Employer at least thirty (30) days prior to such termination.  The obligation to make any payments pursuant to this employment agreement and/or provide benefits shall cease on the Employee’s last day of employment in the event the Employee exercises his/her right under this Section 6(b).

(c)   Termination by the Employer Without Cause.  Subject to the payment of Termination Benefits pursuant to Section 6(d), the Employee’s employment under this Agreement may be terminated by the Employer without cause upon written notice to the Employee by Employer.

(d)   Certain Termination Benefits.  Unless otherwise specifically provided in this Agreement or otherwise required by law, all compensation and benefits payable to the Employee under this Agreement shall terminate on the date of termination of the Employee’s employment under this Agreement.  Notwithstanding the foregoing, in the event of termination of the Employee’s employment with the Employer pursuant to Section 6(c) above and subject to the Employee’s agreement to a release of any and all legal claims in a form satisfactory to the Employer, the Employer shall provide to the Employee the following termination benefits (“Termination Benefits”):

(i)            continuation of the Employee’s Salary at the rate then in effect pursuant to Section 5(a) and payable at the times provided in Section 5(a); and

(ii)           continuation of group health plan benefits to the extent authorized by and consistent with 29 U.S.C. § 1161, et seq. (commonly known as “COBRA”), with the cost of the regular premium for such benefits shared in the same relative proportion by the Employer and the Employee as in effect on the date of termination.

The Termination Benefits set forth in (i) and (ii) above shall only continue in effect until the earlier of (A) the expiration of the Term; or (B) in the event that the Employee commences any employment or self-employment, pursuant to which Employee works or is paid for an equivalent of at least 30 hours per week, during the period during which the Employee is entitled to receive Termination Benefits (the “Termination Benefits Period”), in which case continuation provided

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under Section 6(d) (i) and (ii) shall cease effective as of the date of commencement of such employment or self-employment.  The Employer’s liability for Salary continuation pursuant to Section 6(d)(i) shall be reduced by the amount of any severance pay due or otherwise paid to the Employee pursuant to any severance pay plan or stay bonus plan of the Employer.  Notwithstanding the foregoing, nothing in this Section 6(d) shall be construed to affect the Employee’s right to receive COBRA continuation entirely at the Employee’s own cost to the extent that the Employee may continue to be entitled to COBRA continuation after the Employee’s right to cost sharing under Section 6(d)(ii) ceases.  The Employee shall be obligated to give prompt notice of the date of commencement of any employment or self-employment during the Termination Benefits Period and shall respond promptly to any reasonable inquiries concerning any employment or self-employment in which the Employee engages during the Termination Benefits Period.

(e)   Cessation of Benefits.  Notwithstanding anything contained in this Section 6 or this Agreement to the contrary, the obligation to make any payments hereunder or otherwise provide benefits shall cease immediately in the event of a breach of Section 7 by the Employee.

7.     Confidential Information, Noncompetition and Cooperation.

(a)   Confidential Information.  As used in this Agreement, “Confidential Information” means information belonging to the Employer which is of value to the Employer in the course of conducting its business and the disclosure of which could result in a competitive or other disadvantage to the Employer.  Confidential Information includes, without limitation, financial information, reports, and forecasts; inventions, improvements and other intellectual property; trade secrets; know-how; designs, processes or formulae; software; market or sales information or plans; customer lists; and business plans, prospects and opportunities (such as possible acquisitions or dispositions of businesses or facilities) which have been discussed or considered by the management of the Employer.  Confidential Information includes information developed by the Employee in the course of the Employee’s employment by the Employer, as well as other information to which the Employee may have access in connection with the Employee’s employment.  Confidential Information also includes the confidential information of others with which the Employer has a business relationship.  Notwithstanding the foregoing, Confidential Information does not include information in the public domain, unless due to breach of the Employee’s duties under Section 7(b).

(b)   Confidentiality.  The Employee understands and agrees that the Employee’s employment creates a relationship of confidence and trust between the Employee and the Employer with respect to all Confidential Information.  At all times, both during the Employee’s employment with the Employer and after its termination, the Employee will keep in confidence and trust all such Confidential Information, and will not use or disclose any such Confidential Information without the written consent of the Employer, except as may be necessary in the ordinary course of performing the Employee’s duties to the Employer or as required by law.

(c)   Documents, Records, etc.  All documents, records, data, apparatus, equipment and other physical property, whether or not pertaining to Confidential Information, which are furnished to the Employee by the Employer or are produced by the Employee in connection with the Employee’s employment will be and remain the sole property of the Employer.  The

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Employee will return to the Employer all such materials and property as and when requested by the Employer. In any event, the Employee will return all such materials and property immediately upon termination of the Employee’s employment for any reason.  The Employee will not retain with the Employee any such material or property or any copies thereof after such termination.

(d)   Third-Party Agreements and Rights.  The Employee hereby represents and warrants that the Employee is not bound by the terms of any agreement with any previous employer, except IncFusion Corporation, or other party which restricts in any way the Employee’s use or disclosure of information or the Employee’s engagement in any business.  The Employee represents to the Employer that the Employee’s execution of this Agreement, the Employee’s employment with the Employer and the performance of the Employee’s proposed duties for the Employer will not violate any obligations the Employee may have to any such previous employer or other party. In the Employee’s work for the Employer, the Employee will not disclose or make use of any information in violation of any agreements with or rights of any such previous employer or other party, and the Employee will not bring to the premises of the Employer any copies or other tangible embodiments of non-public information belonging to or obtained from any such previous employment, except IncFusion Corporation, or other party.

(e)   Litigation and Regulatory Cooperation.  During and after the Employee’s employment, the Employee shall reasonably cooperate with the Employer in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Employer which relate to events or occurrences that transpired while the Employee was employed by the Employer.  The Employee’s cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Employer at mutually convenient times.  During and after the Employee’s employment, the Employee also shall reasonably cooperate with the Employer in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while the Employee was employed by the Employer.  The Employer shall reimburse the Employee for any reasonable out-of-pocket expenses incurred in connection with the Employee’s performance of obligations pursuant to this Section 7(e).

(f)    Injunction.  The Employee agrees that it would be difficult to measure any damages caused to the Employer which might result from any breach by the Employee of the promises set forth in this Section 7, and that in any event money damages would be an inadequate remedy for any such breach.  Accordingly, subject to Section 8 of this Agreement, the Employee agrees that if the Employee breaches, or proposes to breach, any portion of this Agreement, the Employer shall be entitled, in addition to all other remedies that it may have, to an injunction or other appropriate equitable relief to restrain any such breach without showing or proving any actual damage to the Employer.

8.     Arbitration of Disputes.  Any controversy or claim arising out of or relating to this Agreement or the breach thereof or otherwise arising out of the Employee’s employment or the termination of that employment (including, without limitation, any claims of unlawful employment discrimination whether based on age or otherwise) shall, to the fullest extent permitted by law, be settled by arbitration in any forum and form agreed upon by the parties or,

5

in the absence of such an agreement, under the auspices of the American Arbitration Association (“AAA”) in San Francisco, California in accordance with the Employment Dispute Resolution Rules of the AAA, including, but not limited to, the rules and procedures applicable to the selection of arbitrators. In the event that any person or entity other than the Employee or the Employer may be a party with regard to any such controversy or claim, such controversy or claim shall be submitted to arbitration subject to such other person or entity’s agreement.  Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.  This Section 8 shall be specifically enforceable.  Notwithstanding the foregoing, this Section 8 shall not preclude either party from pursuing a court action for the sole purpose of obtaining a temporary restraining order or a preliminary injunction in circumstances in which such relief is appropriate; provided that any other relief shall be pursued through an arbitration proceeding pursuant to this Section 8.

9.     Consent to Jurisdiction.  To the extent that any court action is permitted consistent with or to enforce Section 8 of this Agreement, the parties hereby agree that all controversies arising out this Agreement shall be brought in the jurisdiction of the United States District Northern District of California, San Francisco Division, or Superior and Municipal Courts of the State of California, San Francisco County.  Accordingly, with respect to any such court action, the Employee (a) submits to the personal jurisdiction of such courts; (b) consents to service of process; and (c) waives any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to personal jurisdiction or service of process.

10.   Integration.  This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements between the parties with respect to any related subject matter.

11.   Assignment, Successors and Assigns, etc.  Neither the Employer nor the Employee may make any assignment of this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of the other party; provided that the Employer may assign its rights under this Agreement without the consent of the Employee in the event that the Employer shall effect a reorganization, consolidate with or merge into any other corporation, partnership, organization or other entity, or transfer all or substantially all of its properties or assets to any other corporation, partnership, organization or other entity.  This Agreement shall inure to the benefit of and be binding upon the Employer and the Employee, their respective successors, executors, administrators, heirs and permitted assigns.

12.   Enforceability.  If any portion or provision of this Agreement (including, without limitation, any portion or provision of any section of this Agreement) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

13.   Waiver.  No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party.  The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement,

6

shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

14.   Notices.  Any notices, requests, demands and other communications provided for by this Agreement shall be sufficient if in writing and delivered in person or sent by a nationally recognized overnight courier service or by registered or certified mail, postage prepaid, return receipt requested, to the Employee at the last address the Employee has filed in writing with the Employer or, in the case of the Employer, at its main offices, and shall be effective on the date of delivery in person or by courier or three (3) days after the date mailed.

15.   Amendment.  This Agreement may be amended or modified only by a written instrument signed by the Employee and by a duly authorized representative of the Employer.

16.   Governing Law.  This is a California contract and shall be construed under and be governed in all respects by the laws of the State of California, without giving effect to the conflict of laws principles.  With respect to any disputes concerning federal law, such disputes shall be determined in accordance with the law as it would be interpreted and applied by the United States Court of Appeals for the Ninth Circuit.

17.   Counterparts.  This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute one and the same document.

IN WITNESS WHEREOF, this Agreement has been executed as a sealed instrument by the Employer, by its duly authorized officer, and by the Employee, as of the Effective Date.

EMPLOYER

IGN ENTERTAINMENT, INC.

	By:	/s/ Mark Jung
	Name:	Mark Jung
	Title:	CEO

EMPLOYEE

/s/ Senh Duong
Senh Duong

7

Exhibit E

Form of FIRPTA Certificate

[Form of FIRPTA Certificate has been omitted pursuant to Item 601(b)(2) of Regulation S-K. A copy of this exhibit will be furnished supplementally to the Commission upon request.]

Exhibit F

Form of General Release

[Form of General Release has been omitted pursuant to Item 601(b)(2) of Regulation S-K. A copy of this exhibit will be furnished supplementally to the Commission upon request.]

Exhibit G

Form of Opinion of Parent and Merger Sub’s Counsel

[Form of Opinion of Parent and Merger Sub’s Counsel has been omitted pursuant to Item 601(b)(2) of Regulation S-K. A copy of this exhibit will be furnished supplementally to the Commission upon request.]

EXECUTION COPY

FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER

This First Amendment (the “First Amendment”) dated as of July 8, 2004 is to the Agreement and Plan of Merger dated as of June 24, 2004 (the “Merger Agreement”) by and among IGN Entertainment, Inc., a Delaware corporation (“Parent”), IGN Entertainment Acquisition Corp., a California corporation (“Merger Subsidiary”), IncFusion Corporation d.b.a. Rotten Tomatoes, a California corporation (the “Company”), Patrick Lee, Stephen Wang and Senh Duong (collectively, the “Principal Shareholders” and individually as a “Principal Shareholder”) and Patrick Lee, as the Shareholders’ Representative (collectively, the “Parties”).

WHEREAS, the Parties entered into the Merger Agreement;

WHEREAS, pursuant to Section 12.9 of the Merger Agreement, the Parties desire to make certain amendments to the Merger Agreement as set forth below;

NOW, THEREFORE, the Parties hereby agree as follows:

Section  1                                          Amendments to the Merger Agreement.

(a)           Schedule 2.11 of the Merger Agreement is hereby amended and restated in its entirety as set forth in Exhibit A of this First Amendment.

(b)           Schedule 2.14(h) of the Merger Agreement is hereby amended and restated in its entirety as set forth in Exhibit B of this First Amendment.

(c)           Schedule 2.14(i) of the Merger Agreement is hereby amended and restated in its entirety as set forth in Exhibit C, of this First Amendment.

(d)           Schedule 2.15 of the Merger Agreement is hereby amended and restated in its entirety as set forth in Exhibit D of this First Amendment.

(e)           Section 10.1(d) of the Merger agreement is hereby amended and restated in its entirety as follows:

“The Company and the Shareholders’ Representative may terminate this Agreement by giving written notice to Parent in the event Parent shall not have received any of the consents set forth on Schedule 5.4 by 6:00 p.m. Pacific Time, July 14, 2004; and”

Section  2                                          Effectiveness; Counterparts.

(a)           This First Amendment shall be effective upon execution by the Parties.

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(b)           For the convenience of the Parties and to facilitate execution, this First Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same document.

Section  3                                          Miscellaneous.

(a)           This First Amendment represents the entire agreement among the Parties relating to this First Amendment, and supersedes all prior understandings and agreements among the parties relating to the subject matter of this First Amendment.

(b)           This First Amendment shall be construed under and governed by the internal laws of the State of California without regard to its conflict of laws provisions.

[Remainder of Page Intentionally Left Blank]

2

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to the Agreement and Plan of Merger to be executed by their respective officers thereunto duly authorized, as of the date first above written.

PARENT:

IGN Entertainment, Inc.

By:	/s/ Mark Jung
Name:	Mark Jung
Title:	CEO

MERGER SUBSIDIARY:

IGN Entertainment Acquisition Corp.

By:	/s/ Mark Jung
Name:	Mark Jung
Title:	CEO

COMPANY:

IncFusion Corporation d.b.a. Rotten Tomatoes

By:	/s/ Patrick Lee
Name:	Patrick Lee
Title:	CEO

PRINCIPAL SHAREHOLDERS:

/s/ Senh Duong
Senh Doung

/s/ Patrick Lee
Patrick Lee

/s/ Stephen Wang
Stephen Wang

S-1

SHAREHOLDERS’ REPRESENTATIVE
/s/ Patrick Lee
Patrick Lee

S-2

Exhibit A

Schedule 2.11

[Schedule 2.11 has been omitted pursuant to Item 601(b)(2) of Regulation S-K. A copy of this schedule will be furnished supplementally to the Commission upon request.]

Exhibit B

Schedule 2.14(h)

[Schedule 2.14(h) has been omitted pursuant to Item 601(b)(2) of Regulation S-K. A copy of this schedule will be furnished supplementally to the Commission upon request.]

Exhibit C

Schedule 2.14(i)

[Schedule 2.14(i) has been omitted pursuant to Item 601(b)(2) of Regulation S-K. A copy of this schedule will be furnished supplementally to the Commission upon request.]

Exhibit D

Schedule 2.15

[Schedule 2.15 has been omitted pursuant to Item 601(b)(2) of Regulation S-K. A copy of this schedule will be furnished supplementally to the Commission upon request.]